UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PHILLIPS-VAN HEUSEN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PHILLIPS-VAN HEUSEN CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of PHILLIPS-VAN HEUSEN CORPORATION (the “Company”), a Delaware corporation, will be held at The Graduate Center - City University of New York, 365 Fifth Avenue, Proshansky Auditorium, Concourse Level, New York, New York, on Tuesday, June 19, 2007, at 10:00 a.m., for the following purposes:

(1)         to elect 10 directors of the Company to serve for a term of one year;

(2)         to ratify the appointment of auditors for the Company to serve for the current fiscal year; and

(3)         to consider and act upon such other matters as may properly come before the meeting.

Only stockholders of record at the close of business on April 23, 2007 are entitled to vote at the meeting.

Attendance at the meeting will be limited to holders of record as of the record date of the Company’s Common Stock or their proxies, beneficial owners having evidence of ownership and guests of the Company. If you hold stock through a bank or broker, a copy of an account statement from your bank or broker as of the record date will suffice as evidence of ownership. Attendees also must present a picture ID to be admitted to the meeting.

You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.

By order of the Board of Directors,

MARK D. FISCHER
Secretary

New York, New York
May 9, 2007

IMPORTANT:  The prompt return of proxies will save the Company the expense of further requests for proxies. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

TABLE OF CONTENTS

GENERAL INFORMATION	1

VOTING INFORMATION	1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	2

ELECTION OF DIRECTORS	5

Directors	5
Committees and Meetings	7
Other Corporate Governance Policies	9

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	9

COMPENSATION COMMITTEE REPORT	10

COMPENSATION DISCUSSION AND ANALYSIS	10

EXECUTIVE COMPENSATION	19

Summary Compensation Table	19
Grants of Plan-Based Awards	21
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	22
Outstanding Equity Awards at Fiscal Year-End	27
Options Exercised and Stock Vested	29
Pension Benefits	30
Nonqualified Deferred Compensation	34
Potential Payments Upon Termination and Change In Control	35

DIRECTOR COMPENSATION	40

TRANSACTIONS WITH RELATED PERSONS	41

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	42

AUDIT COMMITTEE REPORT	43

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	44

RATIFICATION OF THE APPOINTMENT OF AUDITORS	44

Fees Paid to Auditors	45

SUBMISSION OF STOCKHOLDER PROPOSALS	45

MISCELLANEOUS	46

PHILLIPS-VAN HEUSEN CORPORATION

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 19, 2007

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of PHILLIPS-VAN HEUSEN CORPORATION to be used at the Annual Meeting of Stockholders, which will be held at The Graduate Center - City University of New York, 365 Fifth Avenue, Proshansky Auditorium, Concourse Level, New York, New York, on Tuesday, June 19, 2007, at 10:00 a.m., and at any adjournments thereof.

Our principal executive offices are located at 200 Madison Avenue, New York, New York 10016-3903. The approximate date on which this Proxy Statement and the enclosed proxy card were first sent or given to stockholders was May 9, 2007.

Disclosures in this proxy statement generally pertain to matters related to our most recently completed fiscal year, which ended on February 4, 2007. References herein to “2006” refer to that fiscal year, as the fiscal year commenced in calendar 2006. Similarly references to “2005,” “2007” and “2008” are to our fiscal years that commenced or will commence in the referenced calendar year.

VOTING INFORMATION

Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by our Board of Directors will be voted in accordance with the directions given therein. Shares will be voted FOR the election of the 10 nominees for director and FOR the ratification of the appointment of Ernst & Young LLP as our auditors for our current fiscal year if no directions are given in a valid proxy.

Stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of elections at the meeting and who has executed and verified an oath of office. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the meeting for quorum purposes. Abstentions will have the same effect as negative votes, except that abstentions will have no effect on the election of directors because directors are elected by a plurality of the votes cast. Broker “non-votes” are not counted in the tabulations of the votes cast on proposals presented to stockholders because shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Banks, brokers and other nominees have discretionary voting power with respect to the election of directors and the ratification of the appointment of our auditor, as the proposals are considered to be “routine matters” under existing New York Stock Exchange rules.

Common stockholders of record at the close of business on April 23, 2007 will be entitled to one vote for each share of our Common Stock then held. There were outstanding on such date 55,979,999 shares of Common Stock. The Common Stock is the only class of voting stock outstanding as of the record date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information with respect to the persons who are known by us to be the beneficial owners of more than five percent of our Common Stock as of April 23, 2007. Except as otherwise indicated, the persons listed below have advised by us that they have sole voting and investment power with respect to the shares listed as owned by them.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class

Earnest Partners, LLC(1) 75 Fourteenth Street, Suite 2300 Atlanta, Georgia 30309	5,593,260	9.99

Barclays Global Investors, NA (2) 45 Fremont Street San Francisco, California 94105	2,988,658	5.34

FMR Corp.(3) 82 Devonshire Street Boston, Massachusetts 02109	2,848,450	5.09

(1)         Earnest Partners, LLC, a registered investment adviser, may be deemed to be the beneficial owner of 5,593,260 shares of Common Stock, including 1,751,639 shares with respect to which it has sole voting power, 1,903,999 shares with respect to which it has shared voting power and as to all 5,593,260 of which it has sole dispositive power. Information as to the shares of Common Stock that may be deemed to be owned beneficially by Earnest Partners, LLC (other than percentage ownership) is as of December 31, 2006, as set forth in a Schedule 13G/A dated February 8, 2007 and filed with the Securities and Exchange Commission (which we refer to as the “SEC”).

(2)         Barclays Global Investors, NA may be deemed to be the beneficial owner of 2,988,658 shares of Common Stock, including 2,809,439 shares with respect to which it has sole voting power and as to all of which it has sole dispositive power. The foregoing shares include 1,622,028 shares of Common Stock reported as beneficially owned by Barclays Global Fund Advisors, 45 Fremont Street, San Francisco, California, a registered investment adviser, and 35,434 shares reported as beneficially owned by Barclays Global Investors, Ltd., Murray House, Royal Mint Court, London EC3N 4HH, England, a bank. Information as to the shares that may be deemed to be beneficially owned by Barclays Global Investors, NA and other reporting persons (other than percentage ownership) is as of December 31, 2006, as set forth in a Schedule 13G dated January 31, 2007 and filed with the SEC.

(3)         FMR Corp. may be deemed to be the beneficial owner of 2,848,450 shares of Common Stock, including 851,950 shares with respect to which it has sole voting power. Fidelity Management & Research Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, and a registered investment adviser, is the beneficial owner of 2,272,750 shares of Common Stock as a result of acting as investment adviser to various investment companies. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)6 of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), owns 119,400 shares of Common Stock as a result of its serving as investment manger of institutional accounts owning such shares. Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under Section 240.13d-l(b)(1) pursuant to an SEC No-Action Letter dated October 5, 2000, is the beneficial owner of 456,300 shares of Common Stock, including 449,200 shares with respect to which it has sole voting power. Each of Edward C. Johnson 3rd and FMR Corp., through control of Fidelity Management & Research Company and the Fidelity funds, has sole power to dispose of the 2,272,750 shares owned by the Fidelity funds. Members of the family of Edward C. Johnson 3rd may be deemed to form a controlling group with respect to FMR Corp. Each of Edward C. Johnson 3rd and FMR Corp., through control of PGATC, has sole dispositive power and sole voting power over 119,400 shares of Common Stock owned by the institutional accounts managed by PGATC. FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation. However, FMR Corp. filed the Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR Corp. and FIL on a joint basis. Information as to the shares of Common Stock that may be deemed beneficially owned by FMR Corp., Edward C. Johnson 3rd, PGATC and FIL (other than percentage ownership) is as of December 31, 2006, as set forth in a Schedule 13G dated February 14, 2007 and filed with the SEC.

The following table presents certain information with respect to the number of shares of Common Stock beneficially owned as of April 23, 2007 by the following persons:

•                  each of our directors;

•                  each of the nominees for director;

•                  the persons who served as our Chief Executive Officer during our most recently completed fiscal year;

•                  our Chief Financial Officer and our four most highly compensated executive officers with respect to our most recently completed fiscal year, other than the persons who served as Chief Executive Officer or Chief Financial Officer during our most recently completed fiscal year; and

•                  our directors, the nominees for director and our executive officers, as a group.

We refer to our current and former Chief Executive Officers, Chief Financial Officer and our four most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer collectively as our “Named Executive Officers.”  References to our “continuing” Named Executive Officers are to the same group, excluding our former Chief Executive Officer.

Except as otherwise indicated below, each of the persons named below has sole voting and investment power with respect to the shares listed as owned by him or her.

Name	Amount Beneficially Owned(1)	Percent of Class
Mary Baglivo	—	—
Emanuel Chirico	270,339	*
Edward H. Cohen	39,100	*
Francis K. Duane	89,530	*
Joseph B. Fuller	62,000	*
Joel H. Goldberg	19,500	*
Marc Grosman	57,000	*
Margaret L. Jenkins	—	—
Bruce J. Klatsky	8,200	*
Bruce Maggin	71,875	*
V. James Marino	—	—
Paul Thomas Murry	34,140	*
Henry Nasella	7,500	*
Rita M. Rodriguez	7,500	*
Craig Rydin	—	—
Michael A. Shaffer	27,500	*
Allen E. Sirkin	131,250	*
Mark Weber(2)	150,000	*
Michael Zaccaro	86,517	*
All directors, nominees for director and current executive officers as a group (18 persons)	911,951	1.61

*                       Less than 1% of class.

(1)               The figures in the table are based upon information furnished to us by our directors, nominees for director and persons who served as executive officers during our most recently completed fiscal year. The figures do not include the shares held for the benefit of our executive officers in the Master Trust for the PVH Stock Fund. The PVH Stock Fund is one of the investment options under our Associates Investment Plans, which are employee benefit plans under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. We refer to the Associates Investment Plans as the “AIPs.”  Participants in the AIPs who make investments in the PVH Stock Fund may direct the vote of shares of Common Stock held for their benefit in the Master Trust for the PVH Stock Fund.

Based on the value of their investment in the PVH Stock Fund as of April 23, 2007, the following directors and executive officers will have the right to cast votes equal to the number of shares shown (which have been rounded to the nearest full share):

Name	Shares

Emanuel Chirico	6,671
Francis K. Duane	323
Bruce J. Klatsky	16,684
Michael A. Shaffer	6,543
Allen E. Sirkin	17,773

The Trustee of the Master Trust has the right to vote shares in the Trust that are unvoted as of two days prior to the meeting in the same proportion as the vote by all other participants in the AIPs who have cast votes with respect to their investment in the PVH Stock Fund. These participants also have the right, subject to certain limitations, to receive a distribution of shares of Common Stock held for their benefit in the Master Trust, but the committee that administers the AIPs makes all other decisions regarding the disposition of Common Stock held in the Master Trust. Mr. Shaffer is a member of that committee.

(2)               Mr. Weber served as our Chief Executive Officer and a director for part of our most recently completed fiscal year. His employment by us terminated on February 27, 2006, on which date he also resigned as a director.

The foregoing table also includes shares which the persons on the foregoing table have the right to acquire within 60 days of April 23, 2007 upon the exercise of options granted under the Company’s stock option plans: Emanuel Chirico, 260,000 shares; Edward H. Cohen, 33,000 shares; Francis K. Duane, 67,030 shares; Joseph B. Fuller, 57,000 shares; Joel H. Goldberg, 19,500 shares; Marc Grosman, 57,000 shares; Bruce J. Klatsky, 2,500 shares; Bruce Maggin, 53,000 shares;  Paul Thomas Murry, 26,250 shares; Henry Nasella, 7,500 shares; Rita M. Rodriguez, 7,500 shares; Michael A. Shaffer, 27,500 shares; Allen E. Sirkin, 108,686 shares; Mark Weber, 150,000 shares; Michael Zaccaro, 53,186; and all of our current directors, nominees for director and executive officers as a group, 779,652 shares.

ELECTION OF DIRECTORS

Directors

Our Board of Directors has established 10 as the number of directors constituting the entire Board, effective at the conclusion of the meeting. The Board had previously provided that we may have up to 14 directors and our Board of Directors currently consists of 11 members, nine of whom were elected by our stockholders and two of whom were elected by the directors subsequent to the 2006 Annual Meeting of Stockholders to fill vacancies on the Board. Three of our current directors, Joel H. Goldberg, Marc Grosman and Bruce J. Klatsky, requested not to be nominated for re-election and will be retiring as directors effective as of the date of the meeting.

All members of the Board of Directors elected by the stockholders at the Annual Meeting of Stockholders of the Company will serve for a term of one year or until their successors are elected and qualified. All of the nominees for director have previously been elected directors of the Company by the stockholders, other than Margaret L. Jenkins and Craig Rydin, who were elected by the Board in September 2006 to fill existing vacancies, and Mary Baglivo and V. James Marino.

The election of directors requires the affirmative vote of a plurality of the votes cast in person or by proxy at the meeting. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve. There is no arrangement or understanding between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

The Board of Directors recommends a vote FOR the election of the 10 nominees named below. Proxies received in response to this solicitation will be voted FOR the election of the nominees unless otherwise specified in a proxy.

Name	Principal Occupation	Age	Year Became a Director

Mary Baglivo	Chief Executive Officer, North America and Marketing Director Worldwide, Saatchi & Saatchi Worldwide, an advertising agency	49	N/A

Emanuel Chirico	Chief Executive Officer of the Company	50	2005

Edward H. Cohen	Counsel, Katten Muchin Rosenman LLP, a law firm	68	1987

Joseph B. Fuller	Chief Executive Officer, Monitor Company, a management consulting firm	50	1991

Margaret L. Jenkins	Senior Vice President and Chief Marketing Officer, Denny’s Corporation, a full-service family restaurant chain	55	2006

Bruce Maggin	Principal, The H.A.M. Media Group, LLC, a media investment company	64	1987

V. James Marino	President and Chief Executive Officer, Alberto-Culver Company, a personal care products company	56	N/A

Henry Nasella	Partner and Co-Founder, LNK Partners, a private equity investment firm	60	2003

Rita M. Rodriguez	Senior Fellow, Woodstock Theological Center at Georgetown University	64	2005

Craig Rydin	Chief Executive Officer, The Yankee Candle Company, Inc., a designer, manufacturer and branded marketer of premium scented candles	55	2006

Other Directors

The following directors have requested that they not be nominated for re-election and will be retiring as of the date of the meeting:

Name	Principal Occupation	Age	Year Became a Director

Joel H. Goldberg	President, Career Consultants, Inc., an organizational consulting firm	63	1997

Marc Grosman	Chief Executive Officer, Marc Laurent S.A., a European menswear retailer d/b/a CELIO	52	1997

Bruce J. Klatsky	Partner, LNK Partners, a private equity investment firm	58	1985

Additional Information

Several of our directors also serve as directors of other public companies:

•                  Mr. Chirico is also a director of Dick’s Sporting Goods, Inc.

•                  Mr. Cohen is also a director of Franklin Electronic Publishers, Incorporated, Gilman & Ciocia, Inc., Levcor International, Inc. and Merrimac Industries, Inc.

•                  Dr. Goldberg is also a director of Hampshire Group, Limited and Merrimac Industries, Inc.

•                  Mr. Grosman is also a director of Altadis and Compass Limited

•                  Mr. Maggin is also a director of Central European Media Enterprises, Ltd.

•                  Mr. Marino is also a director of Alberto-Culver Company

•                  Mr. Nasella is also a director of Denny’s Corporation

•                  Dr. Rodriguez is also a director of ENSCO International Incorporated and Affiliated Managers Group, Inc.

•                  Mr. Rydin is also a director of priceline.com Incorporated

Each of our directors has been engaged in the principal occupation indicated in the foregoing table for more than the past five years, except:

•                  Ms. Baglivo, who was President of Arnold Worldwide from April 2002 to July 2004;

•                  Mr. Chirico, who had been our President and Chief Operating Officer from June 2005 to February 27, 2006 and our Chief Financial Officer from February 1999 to June 2005;

•                  Ms. Jenkins, who was Vice President, Marketing of El Pollo Loco Restaurants, Inc. from June 1999 to June 2002;

•                  Mr. Klatsky, who had been our Chief Executive Officer from 1994 until June 2005;

•                  Mr. Maggin, who from 1999 until 2002 was also the Chief Executive Officer of TDN, Inc. (d/b/a at TV Media, Inc.), a marketer of interactive television advertising;

•                  Mr. Marino, who was President of Alberto-Culver Consumer Products Worldwide, a division of Alberto-Culver Company, from October 2004 to November 2006, and President of Alberto Personal Care Worldwide, a division of Alberto-Culver Company, from July 2002 to October 2004;

•                  Mr. Nasella, who was a Venture Partner of Apax Partners, an international private equity investment group, from 2001 until 2005; and

•                  Dr. Rodriguez, who has also been self-employed in the field of international finance since 1999 and was a full-time member of the Board of Directors of the Export-Import Bank of the United States from 1982 to 1999.

Our Board of Directors has determined the independence (or lack thereof) of each of the Company’s directors and nominees for director and, as a result thereof, concluded that a majority of our directors are independent, as required under the rules of the New York Stock Exchange, on which exchange our Common Stock is listed for trading. Specifically, our Board determined that Dr. Rodriguez , Ms. Baglivo and Ms. Jenkins, and each of Messrs. Cohen, Fuller, Grosman, Maggin, Marino, Nasella and Rydin are independent under Section 303A(2) of the New York Stock Exchange rules. In making such determinations, the Board considered (i) whether a director had, within the last three years, any of the relationships under Section 303A(2)(b) of the New York Stock Exchange rules with us which would disqualify a director from being considered independent, (ii) whether the director had any disclosable transaction or relationship with us under Item 404 of Regulation S-K of the Exchange Act, which relates to transactions and relationships between directors and their affiliates, on the one hand, and us and our affiliates (including management), on the other, and (iii) the factors suggested in the New York Stock Exchange’s Commentary to Section 303A(2), such as a commercial, consulting and other relationship, or other interactions with management that do not meet the absolute thresholds under Section 303A(2) or Item 404(a) but which, nonetheless, could reflect upon a director’s independence from management. In considering the materiality of any transactions or relationships that do not require disqualification under Section 303A(2)(b), the Board considered the materiality of the transaction or relationship to the director, the director’s business organization and us and whether the relationship between (i) the director’s business organization and the Company, (ii) the director and the Company and (iii) the director and his business organization interfered with the director’s business judgment.

No family relationship exists between any director or executive officer of the Company.

Committees and Meetings

Our Corporate Governance Guidelines provide that each member of our Board of Directors is expected to use reasonable efforts to attend, in person, or by telephone, all meetings of the Board and of any committees of which they are a member as well as the annual meeting of stockholders. All of the members of the Board attended the 2006 Annual Meeting of Stockholders.

During the fiscal year ended February 4, 2007, there were seven meetings of the Board of Directors. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of the Board of Directors on which they served held during the fiscal year.

Our non-management directors meet regularly in executive sessions or in separate meetings without management or the management directors, and our independent directors generally meet at least once a year without the non-independent directors. Mr. Klatsky presides at the executive sessions of the non-management directors. Mr. Nasella will be presiding at the executive sessions after Mr. Klatsky’s retirement from the Board.

Our Board of Directors has a standing Audit Committee, a standing Compensation Committee and a standing Nominating & Governance Committee.

Audit Committee

The Audit Committee is currently composed of Dr. Rodriguez and Messrs. Cohen and Maggin, each of whom served on the Committee for the entirety of the fiscal year ended February 4, 2007. Each of Dr. Rodriguez and Messrs. Cohen and Maggin has been determined by the Board to be independent for purposes of audit committee service under the New York Stock Exchange’s listing standards and Rule 10A-3 of the Exchange Act. Mr. Maggin, the Chairman of the Committee, and Dr. Rodriguez have each been determined by the Board to be an “audit committee financial expert,” as defined in Item 407 of Regulation S-K under the Exchange Act.

Our Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available without charge on our website, www.pvh.com, or by requesting a copy from the Secretary of the Company at the address listed on the last page of this proxy statement. Pursuant to its charter, the Committee is charged with providing assistance to the Board of Directors in fulfilling the Board’s oversight functions relating to the quality and integrity of our financial reports, monitoring our financial reporting process and internal audit function, monitoring the outside auditing firm’s qualifications, independence and performance and performing such other activities consistent with its charter and our By-laws, as the Committee or the Board deems appropriate. The Committee will also have such additional functions as are required by the New York Stock Exchange, the SEC and federal securities law. The Committee is directly responsible for the appointment, compensation and oversight of the work of the outside auditing firm.

The Audit Committee held 12 meetings during the fiscal year ended February 4, 2007.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Grosman, Nasella (Chairman) and Rydin. Mr. Rydin was appointed to the Committee upon his election to the Board in September 2006. Mr. Christian Näther, a former director of the Company, served as a member of the Committee until his resignation from the Board in May 2006. Messrs. Nasella and Grosman were continuing members and served on the Committee for the entire fiscal year ended February 4, 2007. Dr. Goldberg, one of our retiring directors, has an organizational consulting business dealing with employment and employment-related matters and frequently participated in Committee meetings. He did not have a vote when he attended meetings. Our Chief Executive Officer, Vice President, Human Resources and General Counsel regularly attend and participate in meetings, although they generally excuse themselves from the meetings during discussions or votes on sensitive or personal matters.

The Board of Directors has adopted a written charter for the Compensation Committee, which is available without charge on our website, www.pvh.com, or by requesting a copy from the Secretary of the Company at the address listed on the last page of this proxy statement. The charter provides for the Committee to be composed of three or more directors. All Committee members must be independent under the rules of the New York Stock Exchange, and must qualify as “outside” directors under Section 162(m) of the Internal Revenue Code of 1986, as amended, and as “non-employee” directors under Rule 16b-3 under the Exchange Act. The Board has determined that all current members satisfy (and Mr. Näther satisfied) such requirements. The Committee is charged with discharging the Board of Director’s responsibilities relating to the compensation of our Chief Executive Officer and all of our other “executive officers” as defined under New York Stock Exchange rules and covers both “executive officers” and “officers” under the Exchange Act. The Committee also has overall responsibility for approving or recommending to the Board approval of and/or evaluating all of our compensation plans, policies and programs and is responsible for producing the annual report on executive compensation required to be included in the proxy statement for each annual meeting of stockholders.

The Compensation Committee has been meeting from three to six times a year over the past few years. Compensation decisions regarding the most recently completed fiscal year (i.e., determination of bonuses under our Performance Incentive Bonus Plan and payouts under our Long-Term Incentive Plan, as well as discretionary bonuses) and the current fiscal year (i.e., establishing base salary, setting bonus and LTIP targets and granting of option awards) are generally made at the meetings during the first quarter of the year. In addition, the Committee considers and approves at these meetings any new incentive compensation plans or arrangements that need to be approved by our Board and/or our stockholders. The other meetings are typically focused on reviewing our compensation programs generally and discussing potential changes to the program, including replacement or additional incentive compensation plans, as well as specific issues that arise during the course of the year (such as the need to amend plans as a result of regulatory changes or to address compensation issues relating to changes in and promotions among the executive officers).

The Compensation Committee held six meetings during the fiscal year ended February 4, 2007.

Nominating & Governance Committee

The Nominating & Governance Committee currently consists of Ms. Jenkins and Messrs. Fuller (Chairman) and Grosman. Ms. Jenkins was appointed to the Committee upon her election to the Board in September 2006. Mr. Näther also served as a member of the Committee until his resignation from the Board in May 2006. Messrs. Fuller and Grosman were continuing members and served on the Committee for the entire fiscal year ended February 4, 2007. The Board of Directors has adopted a written charter for the Committee, which is available without charge on our website, www.pvh.com, or by requesting a copy from the Secretary of the Company at the address listed on the last page of this proxy statement. The charter provides for the Committee to be composed of three or more directors, all of whom must meet the independence requirement under the rules of the New York Stock Exchange. Our Board has determined that all current members satisfy (and Mr. Näther satisfied) such requirement.

Pursuant to the charter, the Nominating & Governance Committee is charged with (1) assisting the Board of Directors by identifying individuals qualified to become Board members and recommending to the Board director nominees for the next annual meeting of stockholders, (2) recommending to the Board Corporate Governance Guidelines applicable to us, (3) overseeing the annual evaluation of the Board and management and (4) recommending to the Board director nominees for each committee.

The Nominating & Governance Committee will consider for election to the Board of Directors a nominee recommended by a stockholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) each directorship currently held by the proposed nominee and (iv) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to our Secretary.

The Nominating & Governance Committee seeks and evaluates individuals qualified to become Board members for recommendation to the Board when and as appropriate. In evaluating potential candidates, and the need for new directors, the Committee may consider such factors, including, without limitation, professional experience and business, charitable or educational background, performance, age, service on other boards of directors and years of service on our Board, as the members deem appropriate.

In 2006, we paid fees to Heidrick & Struggles International, Inc., an executive search firm, to assist the Committee in identifying potential candidates to fill vacancies on the Board.

The Nominating & Governance Committee held three meetings during the fiscal year ended February 4, 2007.

Other Corporate Governance Policies

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines applicable to us. The Nominating & Governance Committee reviews the Guidelines annually to determine whether to recommend changes to the Board to reflect new laws, rules and regulations and developing governance practices. The Guidelines address several key areas of corporate governance, including director qualifications and responsibilities, Board committees and their charters, director independence, director access to management, director compensation, director orientation and education, evaluation of the Chief Executive Officer, management development and succession planning and annual performance evaluations for the Board. The Guidelines are available on our website, www.pvh.com. Stockholders may also contact the Secretary of the Company at the address listed on the last page of this proxy statement to obtain a copy of the Guidelines without charge.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics for our directors, officers and employees. The Code is posted on our website, www.pvh.com. Stockholders may also contact the Secretary of the Company at the address listed on the last page of this proxy statement to obtain a copy of the Code without charge. We intend to disclose on our website any amendments to, or waivers of, the Code that would otherwise be reportable on a current report on Form 8-K. Such disclosure would be posted within four days following the date of the amendment or waiver.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon our review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act and on representations from our executive officers and directors, all filing requirements of Section 16(a) of the Exchange Act were complied with during the fiscal year ended February 4, 2007, except that one charitable gift transaction that should have been reported on a Form 5 filed by Bruce Goldstein, our Vice President and Controller, was filed late.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement that immediately follows this report. Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement.

Compensation Committee

Henry Nasella, Chairman

Marc Grosman

Craig Rydin

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion and analysis is intended to provide you with an explanation of our current compensation program, with particular regard towards the compensation of our Chief Executive Officer and the other Named Executive Officers. The discussion includes our compensation philosophy and the program’s objectives, the elements of compensation used to pay our executives, and historical information regarding how our program has developed and how that relates to how our executive officers are currently compensated. We also address the particulars of the compensation we paid to the Named Executive Officers in 2006 and how our compensation program is administered. Although the discussion and analysis contained in this section is framed in terms of “our” – management’s – approach to compensation and also speaks to actions taken by the Compensation Committee of our Board of Directors, it should be noted that the entirety of our compensation program is a cooperative effort among management, the Compensation Committee and the entire Board of Directors, with advice from an outside compensation consultant, and the discussion and analysis reflects that effort.

Compensation Committee Purpose and Function

The Compensation Committee is responsible for fulfilling the Board’s responsibilities relating to the compensation of our Chief Executive Officer and all of our other “executive officers.”  “Executive officers” is defined for these purposes by a New York Stock Exchange rule as all “officers” and “executive officers” under Rule 16a-1(f) of the Exchange Act and includes all of our Named Executive Officers, as well as four other senior executives. The Committee is also the administrative committee for all of our incentive compensation plans – our Performance Incentive Bonus Plan, our Stock Incentive Plan and our Long-Term Incentive Plan – all of which have been approved by our stockholders. The Committee also has overall responsibility for approving or recommending to our Board approval of and/or evaluating all our compensation plans, policies and programs.

Compensation Consultant

The Compensation Committee engages a compensation consultant to advise it on all matters related to the compensation of the Chief Executive Officer and the other executive officers and the Company’s compensation plans. For the past several years, including the first half of 2006 (when all compensation decisions were made with respect to our continuing Named Executive Officers and our 2006 Stock Incentive Plan was proposed, developed and put to a vote of our stockholders), the Committee used Mercer Human Resource Consulting. Mercer had also advised our Board’s Nominating & Governance Committee on director compensation and serves as the actuary for our pension plans.

The compensation consultant meets and works with the Compensation Committee, and the Chairman of the Committee between meetings, as well as with our Chief Executive Officer and our Vice President, Human Resources, in developing each year’s compensation packages and any compensation plans to be considered by the Committee. The compensation consultant is used primarily to compile peer data, prepare tally sheets, help identify the appropriate types and terms of incentive compensation plans (e.g., whether the equity incentive plan adopted in 2006 should be strictly an option plan or include other types of equity awards and how the vesting provisions of the bonus and long-term incentive plans adopted in 2005 should operate) and address developments in executive compensation. Additionally, the consultant is used to address specific issues identified by the Committee.

The Compensation Committee undertook a process in the second half of 2006 to consider changing its compensation consulting firm. This review was precipitated by the departure from Mercer of the lead consultant with whom the Compensation Committee had worked at Mercer and another consulting firm. Our Vice President, Human Resources and Chief Executive Officer also participated in the process. The Committee retained Executive Compensation Advisors, an affiliate of Korn/Ferry International, after considering a number of candidates. Executive Compensation Advisors is where the lead consultant from Mercer now works and it is providing advice with respect to compensation for 2007. We have established a policy that management will not retain Executive Compensation Advisors, Korn/Ferry International or any other affiliate of Korn/Ferry International for any purpose without first informing and obtaining the approval of the Compensation Committee.

Compensation Objectives

Our compensation program is structured primarily:

(i) to compensate our executive officers on an annual basis with a stable, secure cash salary at a market competitive level to retain and motivate these individuals and to attract new executives when necessary;

(ii) to provide short-term and long-term incentives to our executive officers to attain certain financial targets and to reward certain accomplishments or activities;

(iii) to link a portion of our executive officers’ compensation to long-term increases in value created for our stockholders by the efforts of these individuals; and

(iv) to be consistent with our high ethical standards.

The incentive components listed on items (ii) and (iii) are the largest pieces of the compensation packages and require improved performance levels of our stock (in the case of stock options) and the attainment of the financial performance levels of our businesses (in the case of other incentives) in order for the continuing Named Executive Officers to earn the majority of their potential compensation.

Both objective and subjective factors are considered in making compensation decisions for individuals and in establishing compensation plans, policies and programs. These factors include, but are not limited to, compensation practices of competitors, relative compensation within our executive group, individual, business unit and corporate performance, tenure with the Company, job responsibility, potential for advancement and the recommendations of the top executive officers, including the Chief Executive Officer.

Compensation Procedure and Philosophy

Compensation for our executive officers has both short-term and long-term components, as well as a benefits component, and is largely dependent on performance. The short-term components are base salary and annual cash bonuses, principally under our Performance Incentive Bonus Plan. The long-term components through 2006 were time-based stock options and cash awards under our Long-Term Incentive Plan. Our Stock Incentive Plan, which was adopted by our stockholders in 2006, also permits the granting of restricted stock, restricted stock units, stock appreciation rights, performance shares, and other stock-based awards. Previously, our only permissible form of equity-based compensation had been stock options. In establishing future executive officer compensation packages, the Compensation Committee may utilize the other types of awards available under the Stock Incentive Plan, including restricted stock units and performance shares, and/or adopt additional long-term incentive and/or annual incentive plans to meet the needs of changing employment markets and economic, accounting and tax conditions. It is anticipated that any such new plans would be submitted to stockholders for approval. We generally have had our prior plans approved by stockholders and believe it is appropriate to seek stockholder approval. Stockholder approval is also needed to obtain tax deductibility of compensation paid to or received by our executive officers under incentive plans, which is typically desired by the Committee.

Our compensation program does not rely to any significant extent on pension and welfare benefits or perquisites. However, we believe that our pension and welfare benefit plans are generally competitive. The benefits offered under these plans and programs to executive officers serve a different purpose than do the other components of compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on compensation and years of service. Benefits offered to executive officers are those that are offered to the general employee population, with some variation, including to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits. Perquisites are limited and generally consist of discounts in Company retail stores available to all employees and, in certain cases, increased discounts, clothing allowances, gym memberships, parking, and travel, hotel and recreational activities of executives’ spouses during our annual off-site budget, planning and strategy meetings.

Our management, the Compensation Committee, our Board and the compensation consultant work in a cooperative fashion. The compensation consultant advises the Committee on compensation developments, plan design and the like, as well as in developing compensation packages and providing market data. New plans, plan amendments and the overall compensation program are presented to the Board by the Committee, which then reviews and is required to approve the same prior to their adoption by the company. The Board also approves any material changes in our Chief Executive Officer’s compensation arrangements. Management works with the Committee and the compensation consultant to report on executive performance, particular business issues facing an executive or his or her division, and management’s views on the efficacy of and incentives behind the compensation program in order to assist in the establishment of appropriate performance goals, the adjustment of salaries, the award of discretionary bonuses and related matters.

Our executive officer compensation program and the compensation package of each executive officer are reviewed annually by the Compensation Committee. On a program-wide basis, the Committee considers whether our incentive plans provide appropriate means of compensating our executives (e.g., cash versus stock, time-based versus performance-based incentives, etc.), the proximity of the expiration of existing plans, stock availability under existing plans and developments in the field of incentive compensation. We seek to use types of plans and awards with tested effectiveness and clear accounting treatment that are understandable to stockholders and executives alike. We have designed our newest plans to be flexible in their application so that we have the appropriate tools available to develop compensation packages with the appropriate mix of fixed and at-risk components, short- and long-term incentives, and cash and equity awards with appropriate terms.

The Compensation Committee’s annual review also includes consideration of the various elements of our executive compensation packages, including whether there should be general or specific salary increases, whether potential payouts as a percentage of salary should change, and whether to alter the mix between cash and equity compensation. This review also addresses the more specific issues of setting targets under our incentive plans and whether an individual associate’s performance, promotion or change in circumstances warrant changes to his or her compensation package that are different from the other executives as a group.

The Compensation Committee considers a study compiled by its compensation consultant of compensation packages for an industry peer group, generally culled from public filings, and published compensation benchmark surveys, particularly for the executive officers other than the Named Executive Officers, as part of its review when considering the packages. The peer group is used to provide market context for compensation decisions, both because these are the companies with which we compete for executive talent and because their general similarity in size, business and economics aid the Committee in assessing the reasonableness of our compensation packages. The peer group consists of approximately 15 public companies in the apparel and footwear industry and is reviewed annually. In formulating the peer group, the consultant tries to identify companies with a similar business mix and of a comparable size to us. Burberry Limited, Coach, Inc., Jones Apparel Group, Inc., Kellwood Co., Kenneth Cole Productions, Inc., Liz Claiborne Inc., Polo Ralph Lauren Corporation, Quicksilver, Inc., Timberland Co. and VF Corp. have been included in the peer group over the past few years. Several other companies have come into or out of the group over the years due to going public, going private, being acquired, or emerging from bankruptcy.

We believe that severance, retirement payments and the like were generally taken into consideration in formulating compensation packages when appropriate. We instituted the practice of using tally sheets when reviewing the compensation packages for our continuing Named Executive Officers beginning in 2006 to assist in this analysis. The tally sheets cover prior year compensation, proposed compensation for the then current year and seven different termination of employment scenarios, including termination with or without cause or for good reason, voluntary termination, normal and early retirement and termination after a change in control, and 12 elements of compensation, including severance, value receivable under cash incentive, option, pension, savings and deferred compensation plans, as well as the value of any tax gross-ups.

The tally sheets provide both a snapshot of current compensation opportunities and benefits and a quantification of payments and other value an executive would receive in various termination of employment scenarios. As such, they enable the Compensation Committee to see and evaluate the full range of executive compensation, understand the magnitude of potential payouts as a result of retirement, change in control and other events resulting in termination of employment, and consider changes to our compensation program, arrangements and plans in light of “best practices” and emerging trends. The Committee does not view the tally sheets in isolation. The assessment takes into consideration financial and market performance, individual performance and tenure, and other factors.

While the Compensation Committee does look at “wealth accumulation” calculations – how much an executive is projected to accrue over time or receive through certain benefits – it does not believe it to be a deciding factor on its own, but rather must be looked at considering all relevant factors. The reason for this is two-fold. First, we believe it both necessary and appropriate to continue to compensate our executives for their on-going individual performance and the Company’s on-going performance and provide pension and other post-employment benefits that properly reflect years of service. We believe that were we to discontinue incentive compensation awards, benefit accruals or the like, there could be less of an incentive for our executives to continue to perform at the high levels we believe they have performed and could even cause them to seek alternative employment at a competitor who would offer a full range of incentive compensation. Moreover, since the most significant vehicle for wealth accumulation is stock options, and the amount of the benefit of options is largely dependent on creating stockholder value through increases in the price of our stock, we believe there is little risk in the executives receiving compensation without a correlating benefit to stockholders. We do, of course, consider relevant factors, including whether the mix of compensation needs to change over time to reflect changes relative to the Company (such as a change in growth trajectory), and the individual associate (such as proximity to retirement). We also consider whether existing long-term awards already provide sufficient incentives to retain and motivate our executives, such that an additional award is not warranted with respect to an overlapping period, and whether existing awards payout as expected and produce the desired results. In addition, we will make other adjustments as we see the need arise, whether as a result of changes in applicable tax or accounting rules, to encourage different desirable results.

Second, we historically have had executives with long tenures. All of our prior chief executive officers served more than 30 years with the Company. The average tenure (including, in one case, service with a business we acquired) of our continuing Named Executive Officers is over 13 years. The remaining 23 members of our senior executive team have an average tenure (including, in two cases, service with a business we acquired) of over 18 years. As a result, we would expect to see, for example, that the value in an executive’s Associates Investment Plan (our 401(k) plan) account and Supplemental Savings Plan (a non-qualified deferred compensation plan), both of which are included in our wealth accumulation analysis, would be significant. These plans are largely funded by the executive through payroll deductions but also include Company match funds.

Targeted Compensation

Compensation levels of our top two executives, Messrs. Chirico and Sirkin, are targeted to approximate the competitive median if we achieve our budget, to exceed the median and approach the 75th percentile of competitive compensation levels if we exceed our budget and to be below the competitive median if our budget is not attained. A similar approach is taken with respect to the other continuing Named Executive Officers. We focus on the median and refer to the 25th and 75th percentiles of the peer group data to understand the market range. We use this approach, as our consultant has demonstrated that it diminishes the disproportionate affect caused by the “outliers” that pay well above or well below the balance of the group.

Allocation Among Compensation Components

Our compensation program does not provide for a specific mix of base salary, annual incentive and long-term incentive components. Ideally, we would like salaries to approximate the median, while the other components would provide for annual cash compensation and total compensation to reach appropriate levels discussed above based on short-term and long-term performance.

Historically, we had no bonus or other incentive compensation plans, other than stock options. Furthermore, we were limited (and continue to be limited) in the number of options (and other equity awards) we could grant to individuals as we had relatively small option plans due to a small market capitalization and the need to temper possible dilution. Also limiting our ability to give large grants is our long-standing practice of awarding options to a relatively large group of our associates. As a result, salaries were generally increased annually (other than the chief executive officer’s salary) and tended to be higher than desired for the fixed portion of our compensation packages. Base salaries being a higher percentage of the total compensation package has also been the result of our good fortune of generally having a long-tenured executive management team that we believe is highly qualified and responsible for our success, as we had to award raises continuously on top of base salaries that were higher than the peer group data would suggest because of the lack of other compensation elements to award performance and achievement.

We instituted annual performance-based bonus plans in an effort to slow down increases of base salaries and provide for performance-based incentive compensation in addition to the long-term incentive provided through stock options. In addition, we instituted a cash-based long-term incentive plan to address further the base salary issue, as well as shortfalls in total compensation (when comparing our executive officer compensation to our peer group) due, in part, to the inability to use stock-based awards. Our current Long-Term Incentive Plan, which was approved by stockholders in 2005, permits awards to be granted to the continuing Named Executive Officers, although awards have only been granted under it to the current and immediate former Chief Executive Officers (i.e., Messrs. Chirico and Weber), the current and former chief operating officers (i.e., Messrs. Sirkin and Chirico) and the Vice Chairman, Wholesale Apparel (i.e., Mr. Duane).

Base Salaries

Annual salaries are determined by evaluating our overall performance, the performance of each individual executive officer, and the performance of their division for operational executives, as well as considering market forces, peer data and other general factors believed to be relevant, including time between salary increases, promotion (and, if applicable, the base salary of the predecessor), expansion of responsibilities, advancement potential, and the execution of special or difficult assignments. Additionally, the Compensation Committee will take into account the relative salaries of the executive officers and determine what it believes are appropriate compensation level distinctions between and among the executive officers, including between the Company’s Chief Executive Officer and the other Named Executive Officers and among the other Named Executive Officers. There is no specific relationship between achieving or failing to achieve budgeted estimates or our stock or financial performance and the annual salaries determined by the Committee for any of the executive officers. No specific weight is attributed to any of the factors considered by the Committee; the Committee considers all factors and makes a subjective determination, based upon the experience of its members, the information and analysis provided by its compensation consultant and the recommendations of the Chief Executive Officer and the Vice President, Human Resources.

We have made a concerted effort to hold down base salaries in recent years and have, instead, introduced short-term and, in some cases, long-term cash incentive plans to increase the performance-based component of compensation, as well as the total compensation opportunity. However, we have continued to grant salary increases related to promotions, expansion of responsibilities, and advancement potential, and to take into account the relative salaries of the executive officers. Under this practice, Mr. Chirico received a $100,000 raise in 2006 in connection with his promotion to Chief Executive Officer, Mr. Sirkin received a $100,000 raise in 2006 in connection with his promotion to Chief Operating Officer, Mr. Duane received a $50,000 raise in 2006 in connection with his promotion to Vice Chairman, Wholesale Apparel, and Mr. Shaffer received a $50,000 raise in 2006, in connection with his promotion to Chief Financial Officer. In addition, Mr. Zaccaro, Vice Chairman, Retail Apparel, received a $50,000 raise in 2006 to recognize his successful assumption of overall responsibility for our Bass retail group and elevation to our Operating Committee, as well as to bring his salary more closely in line with the other members of our Operating Committee and comparable positions in the peer group.

Short-Term Incentives

Performance Incentive Bonus Plan. The purpose of our 2005 Performance Incentive Bonus Plan is to provide cash compensation on an annual basis that is at-risk and contingent on the achievement of overall Company performance or divisional performance, as appropriate. The Plan allows for goals to be set based upon numerous different performance criteria, but to date the Compensation Committee has only set targets based on our earnings per share or the net earnings of our businesses during the applicable year.

Our senior executives, including the continuing Named Executive Officers, can receive bonuses under our 2005 Performance Incentive Bonus Plan. Bonuses for our senior corporate executives, including the Chief Executive, Chief Operating and Chief Financial Officers, are based on annual earnings targets for the Company as a whole. Bonuses in the case of the Vice Chairmen and the President of Calvin Klein are principally based on the annual earnings targets for their respective divisions, but in 2006 they were awarded, and going forward they are expected to continue to be awarded, bonuses or other awards based, in part, on annual earnings targets for the Company as a whole. All other senior divisional executives earn bonuses solely on the annual earnings targets for their respective divisions.

Messrs. Sirkin and Duane’s potential payouts were increased with respect to 2006 in order to bring their total compensation for 2006 in line with their targeted levels for their new positions. Their compensation packages would have included an award under our 2005 Long-Term Incentive Plan, but the LTIP does not permit awards that cover a performance cycle of one year or less. As such, the Compensation Committee determined to increase the bonus payout percentages for the year, as it most closely emulated the risk and goals that would have been associated with an LTIP award covering the same period.

The Compensation Committee established all earnings targets for 2006 for the senior executives in April 2006. The targets were based upon the budget reviewed and approved by our Board for 2006 and excluded special items. In the case of our performance as a whole, the excluded items included (but were not limited to) the costs of the secondary offering of our Common Stock completed in May 2006, costs associated with our closing in May 2006 of our dress shirt facility in Ozark, Alabama, costs relating to the departure of Mark Weber, our former Chief Executive Officer, and a one time pre-tax gain associated with our sale of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia. As such, they were based on “non-GAAP financial measures,” which is how we look at our performance as compared to our 2005 earnings of $1.88 per share (which also excludes certain special items and is on a “non-GAAP” basis). The targets provided for the threshold earnings levels (below which no bonus would be paid), target earnings levels, and maximum earnings levels (above which no additional bonus is earned), and the percentage of base salary payable for the achievement of such targets (with achievement of levels between targets equal to a percentage of base salary that is on a straight-line basis between the two targets).

The targets based on our annual earnings were as follows:

THRESHOLD	% INCREASE OVER PRIOR YEAR EPS	TARGET	% INCREASE OVER PRIOR YEAR EPS	MAXIMUM	% INCREASE OVER PRIOR YEAR EPS
$2.08	11	$2.18	16	$2.58	37

Our actual earnings were $2.62 per share, representing a 39% increase over 2005 earnings per share. Each of the Named Executive Officers earned bonuses at the maximum level for 2006 as a result. The payouts are equal to the percentage of the executive’s base salary. The percentage payouts were as follows with respect to Messrs. Chirico, Sirkin and Shaffer, the Named Executive Officers that receive payouts based solely on our annual earnings:

•    Mr. Chirico – 200%

•    Mr. Sirkin – 210% (155% plus an additional 55% in lieu of Long-Term Incentive Plan award)

•    Mr. Shaffer – 150%

The payouts would have been 37.5%, 45% (35% plus an additional 10% in lieu of Long-Term Incentive Plan award), and 30% of base salary for Messrs. Chirico, Sirkin, and Shaffer, respectively, had we only reached the threshold earnings level. The payouts would have been 75%, 90% (65% plus an additional 25% in lieu of Long-Term Incentive Plan award), and 60% of base salary for Messrs. Chirico, Sirkin, and Shaffer, respectively, if we had achieved target level earnings.

Mr. Duane also received maximum bonus payouts equal to an aggregate of 190% of his base salary. This included a 40% payout based upon our total earnings (in lieu of a Long-Term Incentive Plan award) and a 150% payout based on the net earnings, which includes an interest charge and excludes certain corporate charges used for segment reporting, of $158,751,000 of our wholesale dress shirt and sportswear divisions, for which he has overall responsibility. The divisional targets that had been established for Mr. Duane were $124,386,000, $128,056,000, and $150,077,000 at threshold, target, and maximum, respectively, and represented earnings growth (net loss of earnings) of (6.8)%, (4.1)% and 12.4%, respectively. The payouts at the threshold and target levels would have been 10% and 20% of base salary, respectively, for the total earnings component, and 30% and 60% of base salary, respectively, for the divisional earnings component. Although we would typically expect to award bonuses based only on growth of a business, 2006 was an unusual year, as our wholesale businesses had to deal with a changing retail landscape, particularly with the acquisition of The May Department Stores Company by Federated Department Stores, Inc., which resulted in the closing of approximately 80 stores, as well as Federated’s merchandising plan, which included a scaling back of its purchases of certain branded items from us as compared to the business we did with May. In addition, there were door closings at other retailers, including Mervyns, a promotional neighborhood department store chain, and general difficulties at some of our other customers, which necessitated us to plan our wholesale businesses down.

Mr. Murry also received maximum bonus payouts equal to 150% of his salary. This included a 25% payout based upon our total earnings, and 125% based upon the combined net earnings, which includes an interest charge and excludes certain corporate charges used for segment reporting, of $123,403,000 of our Calvin Klein licensing, advertising and retail businesses, for which he has overall responsibility. The divisional targets that had been established for Mr. Murry were $95,141,000, $97,276,000, and $110,086,000 at threshold, target, and maximum, respectively, and represented net earnings growth of 23.4%, 26.2% and 42.8%, respectively. The payout at the threshold and target levels would have been 5% and 10% of base salary, respectively, for the total earnings component, and 25% and 50% of base salary for the divisional earnings component, respectively.

Mr. Zaccaro also received maximum bonus payouts equal to 150% of his salary. This included a 25% payout , based upon our total earnings, and 125% based upon the combined net earnings, which includes an interest charge and excludes certain corporate charges used for segment reporting, of $43,272,000 of our IZOD, Van Heusen, Geoffrey Beene and Bass retail businesses, for which he has overall responsibility. The divisional targets that had been established for Mr. Zaccaro were $18,697,000, $21,071,000, and $35,317,000 at threshold, target, and maximum, respectively, and represented net earnings growth of 18.8%, 33.9% and 124.4%, respectively. The payout at the threshold and target levels would have been

5% and 10% of base salary, respectively, for the total earnings component, and 25% and 50% of base salary for the divisional earnings component, respectively.

In accordance with the provisions of the Performance Incentive Bonus Plan, the amount of each of the bonus payments for 2006 was determined and paid during the first quarter of the current fiscal year.

Discretionary Bonuses. The Compensation Committee has the authority to award annual bonuses to executive officers on a discretionary basis. The Committee typically awards discretionary bonuses for undertaking additional duties or accomplishing specific projects or achieving specific benefits for the Company, such as special efforts in connection with a transaction or the disposition on favorable terms of corporate assets. The Committee may also award discretionary bonuses based on other factors. The Committee has the authority to place restrictions, such as a vesting period, on any discretionary bonus it awards to an executive officer. No discretionary bonuses were awarded to any of the Named Executive Officers with respect to achievements or performance in 2006.

Long-Term Incentives

Stock Options. Our equity-based compensation through 2006 has been through the grant of stock options under various stock option plans approved by stockholders over the years. Our stockholders approved at our 2006 Annual Meeting our 2006 Stock Incentive Plan. The Stock Incentive Plan replaced our stock option plans that were then in effect, except with respect to option grants outstanding prior to the Annual Meeting (including all grants to the Named Executive Officers in 2006). The outstanding grants continue to be governed by the applicable plan under which they were granted.

Stock options are designed to align the interests of grantees with those of our stockholders and their value is at-risk. Generally, the options we have granted may not be exercised until the first anniversary of the date of grant and do not become fully exercisable until the fourth anniversary of the date of the grant. The stock options granted to our Named Executive Officers (and other grantees) typically remain exercisable during employment until the tenth anniversary of the date of grant. We believe that this approach provides an incentive to the executive to increase stockholder value over the long term, since the full benefit of the options granted cannot be realized unless stock price appreciation occurs over a number of years.

Our practice had been to give one annual grant, typically in close proximity to the time annual performance evaluations and salary adjustments are given. In addition, option eligible associates are typically granted options upon employment (for new associates) or in connection with promotions, if recommended by management and approved by the Compensation Committee or the Chief Executive Officer. (Our plans have delegated the authority to our Chief Executive Officer to make option grants of no more than 5,000 shares per year to individuals who are not executive officers.)

The exercise price of options granted under our prior stock option plans and the Stock Incentive Plan is dictated by the terms of the applicable plans, but in all cases required the exercise price to be equal to the “fair market value” of a share of our Common Stock on the date of grant. Fair market value was defined as the closing price of our Common Stock on the business day immediately preceding the date of grant, and all option grants to our Named Executive Officers were made on such basis. The Stock Incentive Plan was amended in September 2006 to define fair market value as the closing price of our Common Stock on the date of grant.

As noted above, our annual option grants are typically made around the time we are engaged in the annual performance review and compensation adjustment process with our associates. The annual grants for 2006, however, were made in January 2006, which was during fiscal 2005, in order to effectively delay for a year certain effects of the retirement provisions of our stock option plans that would have resulted upon our adoption of Financial Accounting Standards Board Statement No. 123R (so-called “FAS 123R”) while we considered making adjustments to those retirement provisions. The retirement provisions in effect at the time would have had the effect of increasing our option expense in the year of grant under FAS 123R. Those grants were made to 322 of our key employees, including the Named Executive Officers. Each such individual received a fixed number of shares relative to his or her salary range and position within the Company. Options were granted to the executive officers in an amount such that the value of the award, when combined with base salaries, potential bonuses under the Performance Incentive Bonus Plan and, in the case of Mr. Chirico, who was then our Chief Operating Officer, and Mr. Weber, who was then our Chief Executive Officer, potential payouts under the Long-Term Incentive Plan, would generally provide for compensation consistent with our compensation philosophy described above. In addition, each of Messrs. Chirico, Sirkin, Duane and Shaffer received additional grants in fiscal 2006 under our 2003 Stock Option Plan in connection with their promotions to their current positions. These grants were on the same general terms as our annual option grants (e.g., 10-year term, vesting in four substantially equal increments from the first through fourth anniversaries of grant and an exercise price equal to the closing price of our Common Stock on the date prior to grant), other than the grant to Mr. Sirkin. The options granted to Mr. Sirkin in connection with his promotion vest in three unequal installments. The first installment was for 15,000 shares and it vested six months from the date of grant. The second and third installments are each for 60,000 shares and vest on the second and third anniversary of grant, respectively.  The options will not vest and will be cancelled if and to the extent Mr. Sirkin’s employment is terminated, whether voluntarily, by reason of death or otherwise prior to the date they vest. The reason for the different vesting terms is to reflect the proximity Mr. Sirkin is to retirement age and to ensure that he completes his expected and desired service over this time period. Mr. Sirkin’s options would have vested upon his retirement at any time after the grant was made had the vesting provisions not been changed, as the 2003 Stock Option Plan provided for options to vest after an optionee reached age 55 and 10 years of service with us (both of which criteria Mr. Sirkin met), unless the Compensation Committee provided otherwise. (Our 2006 Stock Incentive Plan currently provides for accelerated vesting if a participant retires at age 62 with at least five years of service with us, unless the Committee provides otherwise at the time of grant.)

Long-Term Incentive Plan. Our continuing Named Executive Officers are eligible to receive awards under our 2005 Long-Term Incentive Plan. The LTIP provides for cash payouts upon the achievement of goals established by the Compensation Committee at the beginning of each performance cycle. Performance cycles typically consist of three consecutive fiscal year periods, although the LTIP permits cycles of any length in excess of 12 months and, in connection with the management reorganization in 2006 that resulted in the promotions of Messrs. Sirkin and Duane, they were given awards under the LTIP for a two fiscal year period covering 2006 and 2007, as well as awards for a three fiscal year performance cycle covering 2006 through 2008. The purpose of the LTIP is to provide cash compensation that is at-risk and contingent on the achievement of the selected performance criteria over an extended period.

To date, the awards given under the Long-Term Incentive Plan (including the award paid out this year with respect to the 2004 – 2006 performance cycle, which was granted under the prior LTIP, and the continuing awards for the 2005 – 2007, 2006 – 2007 and 2006 – 2008 performance cycles, which were awarded under the current LTIP) require the Company to achieve both cumulative earnings growth and improvement in return on equity over the applicable performance cycle. (The LTIP allows for goals to be set based upon numerous different performance criteria, but to date the Compensation Committee has only set targets based on the criteria noted.)  The goals exclude special items identified at the time the awards are made, if any, and typically would include most, if not all of the same special items as are excluded for awards given the same year under our Performance Incentive Bonus Plan. (The items excluded from awards in 2006 are discussed above.)

Payouts are equal to a percentage of base salary based on the achievement of the targets established by the Compensation Committee. The targets provide for threshold goals (performance below which would result in no payout being made), target goals, and maximum goals (performance above which no additional payout is earned), with achievement of levels between goals equal to a percentage of base salary that is on a straight-line basis between the two goals. The amount of a participant’s payout, if any, is determined by the Compensation Committee by the end of the first quarter of the fiscal year immediately following the end of the performance cycle. Payouts under the Long-Term Incentive Plan are weighted towards the achievement of earnings growth, while the return on equity serves more as a check to prevent any “engineering” of earnings and ensure that the participant’s interests are aligned with those of our stockholders.

Mr. Chirico received a payout at the maximum level in the current fiscal year with respect to the three-year performance cycle ended February 4, 2007 based on our attainment of $2.62 per share and a return on equity of 14.8%. He is the only Named Executive Officer who was eligible to receive a payout with respect to that cycle. For that cycle, the maximum payout was 150% of base salary, while the minimum payout (assuming satisfaction of both cumulative earnings per share and return on equity at the minimum level) would have been 50% of base salary, and the target payout (assuming satisfaction of both cumulative earnings per share and return on equity at the target levels) would have been 81% of base salary. There is no payout if the minimum target levels are not achieved, nor is there a payout above the maximum percentage, even if the maximum targets are exceeded. The earnings per share growth targets with respect to the three-year performance cycle ended February 4, 2007 were as follows:

Minimum Cumulative Earnings Per Share	Compound % Growth	Target Cumulative Earnings Per Share	Compound % Growth	Maximum Cumulative Earnings Per Share	Compound % Growth
$3.58	10	$3.93	15	$4.70	25

The average return on equity goals were 9.6% at minimum, 10.4% at target, and 12.2% at maximum.

Messrs. Chirico, Sirkin and Duane received awards under the Long-Term Incentive Plan in 2006 with respect to a performance cycle covering 2006 – 2008. The earnings per share growth targets with respect to the performance cycle are as follows:

Minimum Cumulative Earnings Per Share	Compound % Growth	Target Cumulative Earnings Growth Per Share	Compound % Growth	Maximum Cumulative Earnings Per Share	Compound % Growth
$6.85	10	$7.51	15	$8.96	25

The average return on equity goals are 12.9% at minimum, 13.1% at target and 16.2% at maximum.

Mr. Chirico’s potential payouts with respect to the award range from 50% to 200% of base salary, with 90% being the target payout. Mr. Sirkin’s payouts with respect to the award range from 10% to 55% of base salary, with 25% being the target payout. Mr. Duane’s potential payouts with respect to the award range from 10% to 40% of base salary, with 20% being the target payout.

Messrs. Sirkin and Duane received awards under the Long-Term Incentive Plan in 2006 with respect to a performance cycle covering 2006 – 2007. The earnings per share growth targets with respect to the performance cycle are as follows:

Minimum Cumulative Earnings Per Share	Compound % Growth	Target Cumulative Earnings Growth Per Share	Compound % Growth	Maximum Cumulative Earnings Per Share	Compound % Growth
$4.34	10	$4.65	15	$5.29	25

The average return on equity goals are 13.1% at minimum, 14.0% at target and 15.6% at maximum.

Mr. Sirkin’s payouts with respect to the award range from 10% to 55% of base salary, with 25% being the target payout. Mr. Duane’s potential payouts with respect to the award range from 10% to 40% of base salary, with 20% being the target payout.

Federal Income Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the amount of compensation a publicly held corporation may deduct as a business expense for Federal income tax purposes. The deductibility limit, which applies to a company’s chief executive officer and the four other most highly compensated executive officers (as defined in the Exchange Act), is $1 million, subject to certain exceptions. The exceptions include the general exclusion of performance-based compensation from the calculation of an executive officer’s compensation for purposes of determining whether his or her compensation exceeds the deductibility limit. Compensation paid or received under our Performance Incentive Bonus Plan, our Long-Term Incentive Plan, our stock option plans, and our Stock Incentive Plan is intended to satisfy the requirements for full deductibility. Nonetheless, the Compensation Committee recognizes that in certain instances it may be in our best interest to provide compensation that is not fully deductible and has done so, such as with the base salaries that were paid to our former Chief Executive Officer, Mr. Weber, and his immediate predecessor as Chief Executive Officer.

Stock Ownership

To ensure that management’s interests remain aligned with stockholders’ interests, we encourage our key executives to retain shares acquired pursuant to the exercise of stock options. In addition, our associates, including the executive officers, may acquire our Common Stock through the AIPs, subject to certain limitations on the amount an employee can contribute to or hold in the PVH Stock Fund. Many of our executive officers have a significant portion of their AIP accounts invested in the PVH Stock Fund.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Emanuel Chirico Chief Executive Officer, Phillips-Van Heusen Corporation	2006	992,436	0	0	1,659,629	3,500,000	400,255	126,476	6,678,796

Michael A. Shaffer Executive Vice President and Chief Financial Officer, Phillips-Van Heusen Corporation	2006	419,712	0	0	210,150	637,500	44,751	38,437	1,350,550

Francis K. Duane Vice Chairman, Wholesale Apparel, Phillips-Van Heusen Corporation	2006	794,711	0	0	420,934	1,520,000	215,868	63,656	3,015,169

Paul Thomas Murry President and Chief Operating Officer, Calvin Klein, Inc.	2006	850,000	0	0	395,264	1,275,000	199,302	96,235	2,815,801

Allen E. Sirkin President and Chief Operating Officer, Phillips-Van Heusen Corporation	2006	889,423	0	0	586,433	1,890,000	530,953	68,360	3,965,169

Michael Zaccaro Vice Chairman, Retail Apparel, Phillips-Van Heusen Corporation	2006	694,712	0	0	467,218	1,050,000	232,155	56,931	2,501,016

Mark Weber Former Chief Executive Officer, Phillips-Van Heusen Corporation	2006	91,667	0	0	0	0	2,446,730	2,557,125	5,095,522

(1)         The Options Awards column represents the compensation costs recognized in 2006 and included in our financial statements with respect to all outstanding stock option awards held by each of our Named Executive Officers without regard to forfeiture assumptions. Please see Note 11, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended February 4, 2007 for our assumptions used to determine the compensation costs associated with stock option awards that we expensed in 2006.

(2)         The compensation reported in the Non-Equity Incentive Plan Compensation column includes payouts under our Performance Incentive Bonus Plan of $2,000,000 for Mr. Chirico; $637,500 for Mr. Shaffer; $1,520,000 for Mr. Duane; $1,275,000 for Mr. Murry; $1,890,000 for Mr. Sirkin; and $1,050,000 for Mr. Zaccaro; and a payout under our Long-Term Incentive Plan of $1,500,000 for Mr. Chirico. Our Performance Incentive Bonus Plan and Long-Term Incentive Plan are described in our Compensation Discussion and Analysis included in this proxy statement.

(3)         The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column consist of the changes in values under our Pension Plan and Supplemental Pension Plan and under the Named Executive Officer’s capital accumulation program agreement, if any, as follows:

Name	Change in Pension Plan Value	Change in Supplemental Pension Plan Value	Change in Capital Accumulation Program Value

Emanuel Chirico	$15,841	$275,043	$109,371
Michael A. Shaffer	10,896	33,855	N/A
Francis K. Duane	14,800	119,909	81,159
Paul Thomas Murry	19,711	179,591	N/A
Allen E. Sirkin	56,183	394,228	80,542
Michael Zaccaro	31,770	200,385	N/A
Mark Weber	246,374	2,017,258	183,098

Additional information regarding our Pension Plan and Supplemental Pension Plan are included in this section under the Pension Benefits table. Additional information regarding our capital accumulation program is in included in this section under the heading Potential Payments Upon Termination or Change In Control Provisions.

(4)         All Other Compensation includes payments or contributions required to be made by us under our Associates Investment Plan for Salaried Associates, Supplemental Savings Plan, Executive Medical Reimbursement Insurance Plan, and Educational Benefits Plan, severance payments and perquisites.

Under our Associates Investment Plan for Salaried Associates, each participating employee, including each of the continuing Named Executive Officers, may authorize his or her employer to withhold a specified percentage of his or her eligible compensation. The limit on withholding is 7% in the case of certain management and highly compensated employees, including the continuing Named Executive Officers, and otherwise up to 25% (subject to certain limitations). Under our Supplemental Savings Plan applicable to certain management and highly compensated employees, including the continuing Named Executive Officers, each participating employee, which includes each of the continuing Named Executive Officers, eligible to participate may currently authorize his or her employer to withhold a specified percentage of his or her compensation, up to 25%, including deductions for contributions to our Associates Investment Plan for Salaried Associates. We currently contribute an amount equal to 100% of the first 2% of total compensation contributed by an employee and an amount equal to 25% of the next 4% of total compensation contributed by such employee. A participant’s interest in the amounts arising out of our contributions currently vest ratably over the first five years of employment (regardless of when participation commences), or, if earlier, at age 65 or upon disability or death. In 2006, we made contributions which are reflected under this column in the amounts of $114,598 for Mr. Chirico; $26,559 for Mr. Shaffer; $51,778 for Mr. Duane; $57,037 for Mr. Murry; $56,482 for Mr. Sirkin; $45,053 for Mr. Zaccaro; and $5,390 for Mr. Weber. Mr. Weber’s ability to make contributions to these plans ceased upon the termination of his employment.

Our Executive Medical Plan covers eligible employees, including the Named Executive Officers for most medical charges not covered by our basic medical plan, up to a specified annual maximum. We incurred $11,830 during 2006 as annual premiums for coverage for each of the Named Executive Officers, which amounts are reflected under this column.

Mr. Weber received severance payments aggregating $2,459,799 in 2006 in connection with the termination of his employment, including interest of $13,445 that accrued on amounts that were not paid until after September 1, 2006 to avoid the additional taxes that would have been imposed on Mr. Weber under Internal Revenue Code Section 409A if paid prior to September 1, 2006.

We do not provide significant amounts of perquisites to our executive officers. Perquisites received from time to time have included clothing allowances, gym memberships, parking and travel, hotel and recreational activities of our executive officers’ spouses during our annual off-site budget, planning and strategy meetings. These amounts are not included in the table as they do not meet the threshold for disclosure, except as follows:

•                  Under our Educational Benefits Plan, children of eligible employees received reimbursement of tuition and room and board charges while attending an accredited college or vocational school. The plan was terminated in 1986, except with respect to children who were then covered by the plan. For 2006, Mr. Weber received a benefit of $44,506. Mr. Weber was the only Named Executive Officer to receive a benefit.

•                  Mr. Weber received an all-expense paid trip in connection with his 30th anniversary as an employee, which he took in 2006. The total benefit Mr. Weber received was $22,860, including airfare, golf fees, hotel accommodations, food and beverages.

•                  Mr. Murry, the President and Chief Operating Officer of our Calvin Klein subsidiary, received in 2006 a clothing allowance and additional discounts at our Calvin Klein Collection store above the discount provided to all our associates. In addition, Mr. Murry’s spouse traveled to and had use of recreational facilities and services in connection with our off-site budget, planning and strategy meeting. These additional perquisites provided him with a benefit of $27,320, which is included in his compensation in this column.

GRANTS OF PLAN-BASED AWARDS

							All Other
							Option		Closing	Grant
							Awards:	Exercise	Market	Date
			Estimated Future Payouts				Number of	or Base	Price on	Fair
			Under Non-Equity Incentive				Securities	Price of	Option	Value of
			Plan Awards				Underlying	Option	Grant	Option
	Grant	Meeting	Threshold	Target	Maximum		Options(2)	Awards(3)	Date(3)	Awards
Name	Date(1)	Date(1)	$	$	$		(#)	($/sh)	($)	($)

Emanuel Chirico	3/27/06	3/20/06					200,000	38.98	38.99	3,142,000
			375,000	750,000	2,000,000	(4)
			500,000	900,000	2,000,000	(5)

Michael A. Shaffer	3/27/06	3/20/06					20,000	38.98	38.99	314,200
			127,500	255,000	637,500	(4)

Francis K. Duane	3/27/06	3/20/06					10,000	38.98	38.99	157,100
			320,000	640,000	1,520,000	(4)
			80,000	160,000	320,000	(6)
			80,000	160,000	320,000	(5)

Paul Thomas Murry			255,000	510,000	1,275,000	(4)

Allen E. Sirkin	3/27/06	3/20/06					135,000	38.98	38.99	2,077,650
			405,000	810,000	1,890,000	(4)
			90,000	225,000	495,000	(6)
			90,000	225,000	495,000	(5)

Michael Zaccaro			210,000	420,000	1,050,000	(4)

Mark Weber	—	—	—	—	—		—	—	—	—

(1)         Grants were made effective as of a later date to permit meetings to be held with the continuing Named Executive Officers, many of whom were traveling, regarding their revised compensation in connection with their recent promotions to their positions.

(2)         All of the stock options were granted under our 2003 Stock Option Plan, have a 10-year term and, except for Mr. Sirkin’s, vest in four substantially equal installments on each of the first, second, third and fourth anniversaries of grant. Mr. Sirkin’s options vest in three unequal installments. The first installment of 15,000 shares vested six months after the grant date. The second and third installments vest on the second and third anniversaries of the date of grant and are for 60,000 each.

In the event of a change in control (as defined in our 2003 Stock Option Plan), all options that have been previously granted and have not expired or otherwise been cancelled or become unexercisable become immediately exercisable. The Compensation Committee may permit any option to be exercised in whole or in part prior to the time that it would otherwise be exercisable. Upon the exercise of an option, the option price must be paid in cash or in shares of our Common Stock.

In the event of the death or retirement of an optionee, all options that have been previously granted and have not expired or otherwise been cancelled become immediately exercisable. If such options are not thereafter exercised, they will terminate, generally within three months after the qualification of the representative of such optionee’s estate (in the event of such optionee’s death) or three years of such optionee’s retirement. If an optionee leaves the employ of the Company or one of its subsidiaries prior to his or her death or retirement, any then exercisable options previously granted to but not exercised by such optionee will terminate within 90 days of such optionee’s termination of employment. Notwithstanding the foregoing, the stock options granted to Mr. Sirkin in fiscal 2006 will not vest upon his retirement if they have not already vested pursuant to their vesting schedule.

Non-qualified stock options may be transferred for no consideration to or for the benefit of the optionee’s immediate family (as defined in our 2003 Stock Option Plan), a trust for the exclusive benefit of the optionee and his or her immediate family or to a partnership or limited liability company for one or more members of the optionee and his or her immediate family. Any transfer of a non-qualified stock option must be approved in advance by the Compensation Committee and may be approved subject to such conditions as the Committee may impose.

3                 The exercise price is the closing price on March 24, 2006, the trading date prior to the grant date. Our 2003 Stock Option Plan, under which all listed stock option grants were made, provides for the exercise price of all grants be equal to the “fair market value” of our Common Stock on the date of grant. “Fair market value” was defined at the time of the listed grants as the closing price of our Common Stock on the New York Stock Exchange on the trading date immediately prior to the grant date. We subsequently amended our 2006 Stock Incentive Plan, which used the same definition, to provide for “fair market value” to be defined as the closing price of our Common Stock on the New York Stock Exchange on the date of grant. The 2006 Stock Incentive Plan is the plan under which future equity grants are expected to be made to our continuing Named Executive Officers.

(4)         Represents payouts made in the current year with respect to awards made in 2006 under our Performance Incentive Bonus Plan with respect to 2006 performance. A discussion of the plan and the targets and awards that were established in 2006 appears in our Compensation Discussion and Analysis in this proxy statement.

(5)         Represents the estimated payouts at the goal levels identified for the awards made in 2006 under our Long-Term Incentive Plan for the three-year performance cycle 2006-2008. A further discussion of the plan, targets and awards appears in our Compensation Discussion and Analysis in this proxy statement.

(6)         Represents the estimated payouts at the goal levels identified for the awards made in 2006 under our Long-Term Incentive Plan for the two-year performance cycle 2006-2007. A further discussion of the plan, targets and awards appears in our Compensation Discussion and Analysis in this proxy statement.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Contracts

Emanuel Chirico

We entered into an employment agreement with Mr. Chirico, our Chief Executive Officer, on March 3, 2005 that became effective on June 14, 2005, the date on which he became our President and Chief Operating Officer. (Prior to June 14, 2005 he had been our Executive Vice President and Chief Financial Officer. He became our Chief Executive Officer on February 27, 2006.)

The agreement with Mr. Chirico provides for annual review of his salary and permits upward adjustments of salary. In addition, the agreement outlines Mr. Chirico’s rights to severance upon termination of employment. Generally, he is entitled to severance only if his employment is terminated by the Company without “cause” or if he terminates his employment for “good reason.”  “Cause” is generally defined as (1) gross negligence or willful misconduct in Mr. Chirico’s performance of the material responsibilities of his position, which results in material economic harm to us or in reputational harm causing demonstrable injury to us; (2) Mr. Chirico’s willful and continued failure to perform substantially his duties (other than any such failure resulting from incapacity due to physical or mental illness); (3) Mr. Chirico’s conviction of, or plea of guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation); (4) Mr. Chirico’s having willfully divulged, furnished or made accessible any of our confidential information (as defined); or (5) any act or failure to act by Mr. Chirico, which, under the provisions of applicable law, disqualifies him from acting in his current position. “Good reason” is generally defined as (i) the assignment to Mr. Chirico of any duties inconsistent in any material respect with his position or any other action that results in a material diminution in such position; (ii) a reduction of base salary; (iii) the taking of any action that substantially diminishes (A) the aggregate value of Mr. Chirico’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to him; (iv) requiring that Mr. Chirico’s services be rendered primarily at a location or locations more than 35 miles from our principal executive offices; (v) solely after a change in control of the Company, a change in the Chairman of our Board such that neither the person holding such position nor Mr. Chirico, is serving as the Chairman at any time during the one-year period following such change in control (other than as a result of such person’s cessation of service due to death or disability); or (vi) our failure to require any successor company to us to assume expressly and agree to perform Mr. Chirico’s employment agreement.

In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control), Mr. Chirico is entitled to two times his average annual cash compensation (i.e., base salary and bonus) over the Company’s last two completed fiscal years. All such payments are payable in accordance with our payroll schedule in 48 substantially equal installments. The agreement provides that during the period severance is paid for a termination without cause or for good reason (other than during the two-year period after a change in control), certain welfare benefits are continued for Mr. Chirico (and his family, to the extent participating prior to termination of employment), subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). Mr. Chirico is required to pay the active employee rate, if any, for such welfare benefits during the period severance is paid. Mr. Chirico also is entitled to severance upon the termination of his employment by the Company without cause, or by him for good reason, within two years after a change in control of the Company (as defined in the agreements). In either such case, he will receive a lump sum payment in an amount equal to three times the average annual total cash compensation (i.e., base salary, bonus and long-term incentive plan payouts) paid to or accrued for him during the two fiscal years preceding the date of termination. In addition, if any payments, entitlements or benefits received by Mr. Chirico under his agreement or otherwise are subject to the excise tax on excess parachute payments, he is entitled to an additional payment to restore him to the after-tax position that he would have been in if the excise tax had not been imposed. Mr. Chirico also receives comparable medical, dental, life and disability insurance coverage for himself and his family for the three years after termination. The agreement also includes certain restrictive covenants in favor of the Company, including provisions regarding the use of confidential information, non-competition, non-interference with business relationships and non-solicitation of employees

Michael A. Shaffer

We have an employment agreement with Mr. Shaffer that outlines the compensation and benefits to be paid to him during his employment. The agreement provides for an annual review of his salary and permits upward adjustments of salary. In addition, the agreement outlines Mr. Shaffer’s rights to severance upon termination of employment. Generally, he is entitled to severance only if employment is terminated by us without “cause” or if he terminates his employment for “good reason.”  “Cause” is generally defined as (1) gross negligence in the performance of Mr. Shaffer’s material responsibilities; (2) gross misconduct in the performance of his material responsibilities of the Executive’s office or position; (3) Mr. Shaffer’s material failure or refusal to perform his core job duties (other than by reason of his death or disability); (4) Mr. Shaffer’s conviction by a court of competent jurisdiction of, or the entry of a plea of guilty or nolo contendere to, a charge of the commission of a crime that constitutes a felony under federal or state law or the equivalent under foreign law; (5) embezzlement or intentional misappropriation of any property of the Company; (6) Mr. Shaffer having divulged, furnished or made accessible to anyone our confidential information (as defined); (7) fraud, dishonesty or other acts or omissions that constitute a willful breach by Mr. Shaffer of his fiduciary duty to us; or (8) the happening of any other event which, under the provisions of applicable law, disqualifies him from acting in any or all capacities in which he is then acting. “Good reason” is generally defined as (i) the assignment to Mr. Shaffer of any duties inconsistent in any material respect with his position or any other action that results in a material diminution in such position; (ii) a reduction of base salary; (iii) the taking of any action that substantially diminishes (A) the aggregate value of Mr. Shaffer’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to him; (iv) requiring that Mr. Shaffer’s services be rendered primarily at a location or locations more than 75 miles from our principal executive offices; or (v) our failure to require any successor to assume expressly and agree to perform Mr. Shaffer’s employment agreement.

In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control), Mr. Shaffer, by virtue of a recent amendment to his employment agreement, is entitled to one and a half times the average annual total cash compensation paid to or accrued for him during the two-year period preceding the date of termination. Mr. Shaffer is also only required to pay the active employee rate for medical and dental insurance during the period severance is paid. Additionally, he is entitled to severance upon the termination of his employment by us without cause or by him for good reason within two years after a change of control of the Company (as defined in the agreement). In either such case, Mr. Shaffer would receive a lump sum payment in an amount equal to two times the average annual total cash compensation paid to or accrued for him during the two-year period preceding the date of termination. In addition, if any payments, entitlements or benefits received by Mr. Shaffer under his agreement are subject to the excise taxes on excess parachute payments, he is entitled to an additional payment to restore him to the after-tax position that he would have been in if the excise tax had not been imposed. Mr. Shaffer also receives comparable medical, dental and life insurance coverage for himself and his family for a two-year period after termination. Mr. Shaffer’s employment agreement also includes certain restrictive covenants in favor of us, including agreements regarding the use of confidential information, non-interference with business relationships, non-solicitation of employees and post-termination employment restrictions.

Allen E. Sirkin

We have an employment agreement with Mr. Sirkin that expires on the date of our annual meeting of stockholders in 2009. The agreement outlines the compensation and benefits to be paid to him during his employment. The agreement provides for an annual review of his salary and permits upward adjustments of salary. In addition, the agreement outlines his rights to severance upon termination of employment. Generally, he is entitled to severance only if employment is terminated by us without “cause” or if he terminates his employment for “good reason.”   The definitions of “cause” and “good reason” under Mr. Sirkin’s agreement are substantially the same as under Mr. Chirico’s employment agreement, other than for the exclusion of clause (v) of the good reason definition. In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control) he is entitled to two times the average annual total cash compensation paid to or accrued for him during the two-year period preceding the date of termination. Mr. Sirkin is also only required to pay the active employee rate for medical and dental insurance during the period severance is paid. Additionally, Mr. Sirkin is entitled to severance upon the termination of his employment by us without cause or by him for good reason within two years after a change of control of the Company (as defined in the agreements). In either such case, Mr. Sirkin receives a lump sum payment in an amount equal to two times the average annual total cash compensation paid to or accrued for him during the two-year period preceding the date of termination. In addition, if any payments, entitlements or benefits received by Mr. Sirkin under his agreement are subject to the excise taxes on excess parachute payments, he is entitled to an additional payment to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed. Mr. Sirkin also receives comparable medical, dental and life insurance coverage for himself and his family for a two-year period after termination. The agreement also includes certain restrictive covenants in favor of the Company, including agreements regarding the use of confidential information, non-interference with business relationships, non-solicitation of employees and post-termination employment restrictions.

Francis K. Duane, Paul Thomas Murry and Michael Zaccaro

We have employment agreements with each of Messrs. Duane, Murry and Zaccaro. These agreements outline the compensation and benefits to be paid to these executives during their employment. The agreements provide for an annual review of their respective salaries and permits upward adjustments of salary. In addition, the agreements outline the executives’ rights to severance upon termination of employment. Generally, each of them is entitled to severance only if employment is terminated by us without cause or if he terminates his employment for “good reason.”  The definitions of “cause” and “good reason” under these executives’ agreements are substantially the same as under Mr. Chirico’s employment agreement, other than for the exclusion of clause (v) of the good reason definition. Each of these executives is entitled to one and a half times the average annual total cash compensation paid to or accrued for him during the two-year period preceding the date of termination in the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control). The executives are also only required to pay the active employee rate for medical and dental insurance during the period severance is paid. Additionally, the executives are entitled to severance upon the termination of their employment by us without cause or by the executive for good reason within two years after a change of control of the Company (as defined in the agreements). In either such case, the executives receive a lump sum payment in an amount equal to two times the average annual total cash compensation paid to or accrued for him during the two-year period preceding the date of termination. In addition, if any payments, entitlements or benefits received by an executive under his agreement are subject to the excise taxes on excess parachute payments, the executive is entitled to an additional payment to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed. The executive also receives comparable medical, dental and life insurance coverage for himself and his family for a two-year period after termination. The agreements also include certain restrictive covenants in favor of the Company, including agreements regarding the use of confidential information, non-interference with business relationships, non-solicitation of employees and post-termination employment restrictions.

 Mark Weber

We entered into an employment agreement with Mark Weber on March 3, 2005, which went into effect on June 14, 2005, the date on which he became our Chief Executive Officer. Mr. Weber’s employment with the Company terminated on February 27, 2006. The termination of Mr. Weber’s employment effectively terminated his employment agreement, subject to certain post-termination rights and obligations, including Mr. Weber’s right to severance pay and his obligations pursuant to certain restrictive covenants, some of which were amended in connection with his termination. Under his employment agreement, Mr. Weber is entitled to severance in an amount equal to three times his average cash compensation (i.e., base salary and bonus) for our 2004 and 2005 fiscal years. This severance is payable in accordance with our payroll schedule in substantially equal semi-monthly installments, except that no amounts deemed to be deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, were paid to Mr. Weber prior to September 1, 2006, so as to avoid the additional tax that would have been imposed on Mr. Weber under Code Section 409A if such payments were made prior to such date. All such amounts that would have otherwise been paid prior to September 1, 2006 were paid on September 1, 2006, and we paid interest on all such amounts that would have otherwise been paid prior to September 1, 2006 at the 10-year Treasury bill rate as of January 2, 2006. The agreement also provides that during the period Mr. Weber’s severance is paid and until he attains age 65, certain welfare benefits are continued for him (and members of his family, to the extent they were participating prior to termination for employment), but subject to cessation if Mr. Weber obtains replacement coverage from another employer (although there is no duty to seek employment or to mitigate). Mr. Weber is required to pay the active employee rate for such welfare benefits. In addition, all unvested outstanding stock options granted to Mr. Weber pursuant to any of our stock option plans vested immediately and he has until the earlier of (x) three years from the termination date and (y) the scheduled expiration date of each option to exercise the outstanding stock options, other than options granted under our 1987 Stock Option Plan, which were only exercisable up to 30 days after Mr. Weber’s last day of employment. The agreement also includes certain restrictive covenants in favor of the Company, including provisions prohibiting the use of confidential information and three-year solicitation of employees by Mr. Weber.

Termination of Employment and Change In Control Arrangements

There are a number of other arrangements that would result in payments or other benefits to some or all of our continuing Named Executive Officers in addition to the severance arrangements described above.

Capital Accumulation Program

Our capital accumulation program is a non-qualified defined benefit program that was created to retain a select group of senior executives. Under the program, participants are party to individual agreements under which participants remaining in our employ generally for a period of 10 years from the date they enter into their agreement are entitled to receive payments equaling a specified benefit after the termination of their employment with us. The benefit vests over a five year period, commencing on the fifth anniversary of the execution of the underlying agreement. Interest accrues on the benefit amount once it is fully vested and the participant has reached age 55. Interest is compounded annually and is equal to the average 10-year Treasury bill rate on the first day of each month, until payment commences. The vested portion of the benefit (including any accrued interest) generally is paid in monthly installments over a 10-year period commencing after the participant reaches age 65.

The agreements provide that if a participant’s employment with us is terminated by reason of his or her death or following a change in control (as defined), the full undiscounted value of the future payments to be made to the participant thereunder become immediately payable in a lump sum. The benefits under the capital accumulation program agreements are forfeited upon a termination of a participant’s employment for cause. Each participant’s rights are, however, subject to non-competition and non-disclosure restrictions that automatically terminate upon a change in control of the Company. Messrs. Chirico, Sirkin, Duane and Weber are each parties to an agreement with us under the capital accumulation program that provide for benefits of $2,000,000 each.

Stock Options

All stock options that were previously granted under any of our stock option plans and which have not expired or been otherwise cancelled become immediately exercisable in full upon a change in control of the Company. In addition, in the event of the death or retirement of an optionee, all options that have been previously granted and have not expired or otherwise been cancelled generally become immediately exercisable. If such options are not thereafter exercised, they will terminate, generally within three months after the qualification of the representative of such optionee’s estate in the event of such optionee’s death or three years of such optionee’s retirement. If an optionee leaves our employ prior to his or her death or retirement, any then exercisable options previously granted to but not exercised by such optionee will terminate within 90 days of such optionee’s termination of employment or service as a director. See footnote (1) to our Grants of Plan-Based Awards table in this proxy statement for additional information regarding grants made to the Named Executive Officers in 2006.

Performance Incentive Bonus Plan

If a participant in our Performance Incentive Bonus Plan dies or a change in control (as defined) occurs during a performance cycle, the participant or his or her estate will receive the target level bonus for such cycle, pro rated to reflect the portion of the cycle worked by the participant. Such amount will be paid within 30 days of the triggering event, unless to do so would trigger the imposition of additional taxes under Section 409A of the Internal Revenue Code, in which case payment will be delayed for six months and the amounts owed will accrue interest at a rate based on the 10-year Treasury bill. If a participant becomes disabled or retires during a performance cycle, the participant or his or her estate will receive the bonus, if any, that would have otherwise been payable to the participant for such cycle, pro rated to reflect the portion of the cycle worked by the participant. If a participant has “good reason” protection under his or her employment agreement that permits him or her to terminate employment under circumstances tantamount to a constructive termination without cause (and receive the same treatment as if he or she was terminated without cause) and the participant terminates for good reason after the end of a performance cycle, the Compensation Committee has the discretion to make an award under the Plan. In all other cases, a participant must be employed by us on the payment date therefor or must have died, become disabled, retired under our retirement plan or have been discharged without cause subsequent to the end of the performance cycle but prior to the date the award is paid in order to remain eligible to receive an award. Each of the continuing Named Executive Officers is a participant in the Plan.

Long-Term Incentive Plan

If a participant in our Long-Term Incentive Plan dies or there is a change in control (as defined) during a performance cycle, the participant or his or her estate will receive the target level award, pro rated to reflect the portion of the performance cycle worked by the participant. Such award will be paid within 30 days of the triggering event, unless to do so would trigger the imposition of additional taxes under Section 409A of the Internal Revenue Code, in which case payment will be delayed for six months and the amounts owed will accrue interest at a rate based on the 10-year Treasury bill. If a participant becomes disabled, retires or his or her employment is terminated without cause during a performance cycle and, in the case of retirement or termination without cause, at least one year of the cycle has elapsed, the participant will receive the award, if any, that would have been payable to the participant for the performance cycle, pro rated to reflect the portion of the performance cycle worked. If a participant has “good reason” protection under his or her employment agreement that permits him or her to terminate employment under circumstances tantamount to a constructive termination without cause (and receive the same treatment as if he or she was terminated without cause), the Compensation Committee has the discretion to make an award under the LTIP. In all other cases, a participant must be employed by us on the payment date therefor or must have died, become disabled, retired under our retirement plan or have been discharged without cause subsequent to the end of the performance cycle but prior to the date the award is paid in order to remain eligible to receive an award. Messrs. Chirico, Sirkin, Duane and Weber are all participants with awards in current performance cycles established under the LTIP.

Associates Investment Plans

We have three Associates Investment Plans – one for hourly associates, one for residents of Puerto Rico and one for salaried associates (in which our continuing Named Executive Officers participate). Our AIPs are qualified defined contribution plans (so-called “401(k)” plans) that are open to employees who have reached age 21 and who have completed three months of service with us. Participants may contribute compensation withholdings from 1% to 25% of eligible pay on a pre-tax basis. Certain “highly compensated employees,” as defined under the Internal Revenue Code, including our continuing Named Executive Officers, may contribute only up to 7% of their eligible pay (subject to certain limitations). Eligible pay for the AIPs includes base pay, overtime, commission, holiday pay, vacation pay, company paid leave and discretionary bonuses but excludes payouts under our Long-Term Incentive Plan and our Performance Incentive Bonus Plan.

We contribute an amount equal to 100% of the first 2% of total compensation contributed by an employee and an amount equal to 25% of the next 4% of total compensation contributed by such employee. Balances are valued daily based on increases and decreases in the investment funds and other activity in the account for that day.

A participant’s before-tax contributions are immediately fully vested. Our matching contributions vest ratably over the first five years of employment or when the participant reaches age 65, or, if earlier, dies or becomes totally and permanently disabled. The benefits under the AIP of all the continuing Named Executive Officers are fully vested.

Executive Medical Plan

Our Executive Medical Plan is a supplemental medical plan that we provide for senior executives selected by the Chief Executive Officer and Vice President, Human Resources, including each of the Named Executive Officers. This plan coordinates with the base medical plan to cover healthcare expenses not otherwise covered by the base plan.

Under our Executive Medical Plan, payments are made to reimburse submitted eligible claim expenses up to a maximum per family per calendar year of $15,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	# Exercisable	# Unexercisable	Price	Expiration
Name	(#)	(#)	$	Date
Emanuel Chirico	10,000	0	14.92	4/22/2012
	10,000	10,000	12.34	4/2/2013
	60,000	60,000	18.53	4/29/2014
	30,000	90,000	28.13	3/3/2015
	30,000	90,000	35.63	1/17/2016
	0	200,000	38.98	3/27/2016

Michael A. Shaffer	0	2,500	12.34	4/2/2013
	2,500	5,000	19.10	4/27/2014
	5,000	15,000	25.88	5/2/2015
	5,000	15,000	35.63	1/17/2016
	0	20,000	38.98	3/27/2016

Francis K. Duane	7,500	0	14.92	4/22/2012
	0	7,500	12.34	4/2/2013
	780	30,000	19.10	4/27/2014
	11,250	33,750	25.88	5/2/2015
	11,250	33,750	35.63	1/17/2016
	0	10,000	38.98	3/27/2016

Paul Thomas Murry	0	7,500	12.34	4/2/2013
	0	15,000	19.10	4/27/2014
	0	16,875	25.88	5/2/2015
	5,625	16,875	35.63	1/17/2016

Allen E. Sirkin	7,500	0	14.92	4/22/2012
	22,500	7,500	12.34	4/2/2013
	30,000	30,000	19.10	4/27/2014
	11,250	33,750	25.88	5/2/2015
	11,250	33,750	35.63	1/17/2016
	15,000	120,000	38.98	3/27/2016

Michael Zaccaro	2,500	0	14.92	4/22/2012
	12,500	0	14.88	4/25/2012
	12,240	7,500	12.34	4/2/2013
	13,288	15,000	19.10	4/27/2014
	7,500	22,500	25.88	5/2/2015
	7,500	22,500	35.63	1/17/2016

Mark Weber	150,000	0	35.63	2/27/2009

The following lists the vesting dates of options that were outstanding as of February 4, 2007:

Number of
Securities
Underlying
Unexercised
Options
	(#)	Vesting Dates
Emanuel Chirico	10,000	Vested on 4/22/06
	20,000	10,000 vested 4/2/2006 and 10,000 options vest on 4/2/2007
	120,000	30,000 vested on each of 4/29/2005 and 4/29/2006 and 30,000 options vest on each of 4/29/2007 and 4/29/2008
	120,000	30,000 vested on 3/3/2006 and 30,000 options vest on each of 3/3/2007, 3/3/2008 and 3/3/2009
	120,000	30,000 options vested on 1/17/2007 and 30,000 options vest on each of 1/17/2008, 1/17/2009 and 1/17/2010
	200,000	50,000 options vest on each of 3/27/2007, 3/27/2008, 3/27/2009 and 3/27/2010

Michael A. Shaffer	2,500	Vested on 4/2/2007
	7,500	2,500 vested on 4/27/2006 and 2,500 options vest on each of 4/27/2007 and 4/27/2008
	20,000	5,000 vested 5/2/2006 and 5,000 options vest on each of 5/2/2007, 5/2/2008 and 5/2/2009
	20,000	5,000 vested 1/17/2007 and 5,000 options vest on each of 1/17/2008, 1/17/2009 and 1/17/2010
	20,000	5,000 options vest on each of 3/27/2007, 3/27/2008, 3/27/2009 and 3/27/2010

Francis K. Duane	7,500	Vested on 4/22/2006
	7,500	Vested on 4/2/2007
	30,780	390 vested on each of 4/27/2005 and 4/27/2006 and 15,000 options vest on each of 4/27/2007 and 4/27/2008
	45,000	11,250 vested 5/2/2006 and 11,250 options vest on each of 5/2/2007, 5/2/2008 and 5/2/2009
	45,000	11,250 vested 1/17/2007 and 11,250 options vest on each of 1/17/2008, 1/17/2009 and 1/17/2010
	10,000	2,500 options vest on each of 3/27/2007, 3/27/2008, 3/27/2009 and 3/27/2010

Paul Thomas Murry	7,500	Vested on 4/2/2007
	15,000	7,500 options vest on each of 4/27/2007 and 4/27/2008
	16,875	5,625 options vest on each of 5/2/2007, 5/2/2008 and 5/2/2009
	22,500	5,625 vested 1/17/2007 and 5,625 options vest on each of 1/17/2008, 1/17/2009 and 1/17/2010

Number of
Securities
Underlying
Unexercised
Options
	(#)	Vesting Dates

Allen E. Sirkin	7,500	Vested on 4/22/2006
	30,000	7,500 vested on each of 4/2/2004, 4/2/2005 and 4/2/2006 and 7,500 options vest on 4/2/2007
	60,000	15,000 vested on each of 4/27/2005 and 4/27/2006 and 15,000 options vest on each of 4/27/2007 and 4/27/2008
	45,000	11,250 vested on 5/2/2006 and 11,250 options vest on each of 5/2/2007, 5/2/2008 and 5/2/2009
	45,000	11,250 vested on 1/17/2007 and 11,250 options vest on each of 1/17/2008, 1/17/2009 and 1/17/2010
	135,000	15,000 vested on 9/27/2006 and 60,000 options vest on each of 3/27/2008 and 3/27/2009

Michael Zaccaro	2,500	Vested on 4/22/2006
	12,500	2,500 vested on 4/25/2004 and 5,000 vested on each of 4/25/2005 and 4/25/2006
	19,740	2,370 vested on each of 4/2/2004 and 4/2/2005, 7,500 vested on 4/2/2006 and 7,500 options vest on 4/2/2007
	28,288	5,788 vested on 4/27/2005, 7,500 vested on 4/27/2006 and 7,500 options vest on each of 4/27/2007 and 4/27/2008
	30,000	7,500 vested on 5/2/2006 and 7,500 options vest on each of 5/2/2007, 5/2/2008 and 5/2/2009
	30,000	7,500 vested on 1/17/07 and 7,500 options vest on each of 1/17/2008, 1/17/2009 and 1/17/2010

Mark Weber	150,000	150,000 vested on 2/27/2006

OPTIONS EXERCISES AND STOCK VESTED

	OPTION AWARDS
	Number of Shares	Value
	Acquired	Realized
Name	on Exercise	on Exercise
Emanuel Chirico	0	0
Michael A. Shaffer	5,000	177,650
Francis K. Duane	37,110	1,267,627
Paul Thomas Murry	27,735	792,297
Allen E. Sirkin	0	0
Michael Zaccaro	76,972	1,903,658
Mark Weber	318,750	6,466,830

PENSION BENEFITS

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
	Plan	Service	Benefit(1)(2)(3)	Fiscal Year
Name	Name	(#)	$	$
Emanuel Chirico	Pension Plan	12	122,729	0
	Supplemental Pension Plan	12	974,395	0
	Capital Accumulation Program(4)	8	880,567	0

Michael A. Shaffer	Pension Plan	16	92,881	0
	Supplemental Pension Plan	16	83,877	0

Francis K. Duane	Pension Plan	8	83,590	0
	Supplemental Pension Plan	8	526,682	0
	Capital Accumulation Program(4)	1	258,566	0

Paul Thomas Murry	Pension Plan	4	67,610	0
	Supplemental Pension Plan	4	475,607	0

Allen E. Sirkin	Pension Plan	20	549,549	0
	Supplemental Pension Plan	20	2,444,688	0
	Capital Accumulation Program(4)	10	2,364,797	0

Michael Zaccaro	Pension Plan	9	191,740	0
	Supplemental Pension Plan	9	761,248	0

Mark Weber	Pension Plan	33	721,898	50,799
	Supplemental Pension Plan	33	0	4,780,255
	Capital Accumulation Program(4)	10	1,525,499	199,520

1                        Please see Note 8, “Retirement and Benefit Plans,” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended February 4, 2007 for the assumptions used in calculating the present value of the accumulated benefit. The present value of the accumulated benefit for the capital accumulation program was calculated using a settlement rate of 4.83%. The settlement rate is equal to the 10-year Treasury bill rate as of the end of 2006.

2                        Pension Plan and Supplemental Pension Plan service credit and actuarial values are calculated as of December 31, 2006, which is the pension plan measurement date that we use for financial statement reporting purposes. Retirement age is the plan’s “normal” retirement age or the earliest time when a participant may retire without an age-based reduction.

3                        Actuarial values are based on the RP-2000 (projected to 2007) mortality table. Since Mr. Weber retired during 2006, the present value shown is based on his qualified plan elected form of payment (100% joint and survivor). Mr. Weber’s Supplemental Pension Plan present value is $0 since he was paid a lump sum during 2006 and is no longer eligible for benefits under that plan.

4                        Capital accumulation program credited service relates to the number of years of vesting credit accrued by the Named Executive Officer based on the date of execution of his underlying agreement under the program. The benefit is fully vested after 10 years. Retirement age is the program’s “normal” retirement age or the earliest time when a participant may retire without an age-based reduction.

Defined Benefit Plans

Pension Plan

Our Pension Plan is a qualified defined benefit plan. This plan is open to salaried, hourly-paid clerical or retail associates with a few exceptions. Salaried employees are eligible to participate in the Pension Plan on the first day of the calendar quarter after they have completed one year of service in which they have worked at least 1,000 hours.

The benefits under our Pension Plan are generally based on a participant’s career average compensation excluding relocation pay, sign-on bonus, clothing allowance, Long-Term Incentive Plan pay and education expenses. Pre-2000 benefits for current salaried employees are based on pre-2000 last five-years’ average compensation, unless the participant’s career average compensation is greater than the last five-years’ average.

The participant’s prior service benefit and future service benefit are added together to determine the total retirement benefit from this Plan. The prior service benefit is calculated by taking 1.00% of the past service compensation, plus 0.50% of the past service compensation over the Social Security Average Breakpoint (dollar amount determined by the year in which the participant reaches Social Security Normal Retirement Age), multiplied by the prior benefit service at January 1, 2000. The future service benefit is calculated by taking 1.00% of each year’s future service compensation, plus 0.50% of each year’s future service compensation over the Social Security covered compensation breakpoint for each year of benefit service, assuming that the total benefit service (including prior service) does not exceed 35 years.

The pension benefits are vested after completion of five years of service or, if earlier, when the participant becomes totally and permanently disabled, or reaches age 65. The benefits of each of our Named Executive Officers under the Pension Plan are fully vested.

If a break in service occurs due to the birth or adoption of a child, or related childcare in a plan year in which a participant is credited with less than 501 hours of service, a participant will be credited with 501 hours of service to prevent a break in service. A participant will not incur a break in service due to any leave of absence in accordance with the provisions of the Family and Medical Leave Act of 1993 or on account of military duty, provided they return to work within the period in which they are entitled to re-employment under Federal law.

Pension benefits become payable on the first of the month following retirement, which is normally at age 65. Participants who have completed 10 or more years of service are eligible for early retirement, however, they must wait until they obtain age 55 before commencement of benefit payments. Participants who terminate employment prior to age 55 and have worked 10 or more years will receive reduced benefits based on the factors in the following table:

Age at Commencement	Early Retirement Factor
55	40.00%
56	43.00%
57	46.00%
58	50.00%
59	55.00%
60	60.00%
61	66.00%
62	73.00%
63	81.00%
64	90.00%
65	100%

Messrs. Chirico and Shaffer are eligible for reduced early retirement benefits.

We will subsidize the early retirement benefit for participants who are at least age 55 and have 10 or more years of service when they retire as follows:

	Years of Service
Age at Commencement	10	11	12	13	14	15	16	17	18	19	20
64	95.00%	95.15%	95.30%	95.45%	95.60%	95.75%	95.90%	96.05%	96.20%	96.35%	96.50%
63	90.00%	90.30%	90.60%	90.90%	91.20%	91.50%	91.80%	92.10%	92.40%	92.70%	93.00%
62	85.00%	85.45%	85.90%	86.35%	86.80%	87.25%	87.70%	88.15%	88.60%	89.05%	89.50%
61	80.00%	80.60%	81.20%	81.80%	82.40%	83.00%	83.60%	84.20%	84.80%	85.40%	86.00%
60	75.00%	75.75%	76.50%	77.25%	78.00%	78.75%	79.50%	80.25%	81.00%	81.75%	82.50%
59	70.00%	70.90%	71.80%	72.70%	73.60%	74.50%	75.40%	76.30%	77.20%	78.10%	79.00%
58	65.00%	66.05%	67.10%	68.15%	69.20%	70.25%	71.30%	72.35%	73.40%	74.45%	75.50%
57	60.00%	61.20%	62.40%	63.60%	64.80%	66.00%	67.20%	68.40%	69.60%	70.80%	72.00%
56	55.00%	56.35%	57.70%	59.05%	60.40%	61.75%	63.10%	64.45%	65.80%	67.15%	68.50%
55	50.00%	51.50%	53.00%	54.50%	56.00%	57.50%	59.00%	60.50%	62.00%	63.50%	65.00%
	Early Retirement Factor

	Years of Service
Age at Commencement	21	22	23	24	25	26	27	28	29	30
64	96.65%	96.80%	96.95%	97.10%	97.25%	97.40%	97.55%	97.70%	97.85%	98.00%
63	93.30%	93.60%	93.90%	94.20%	94.50%	94.80%	95.10%	95.40%	95.70%	96.00%
62	89.95%	90.40%	90.85%	91.30%	91.75%	92.20%	92.65%	93.10%	93.55%	94.00%
61	86.60%	87.20%	87.80%	88.40%	89.00%	89.60%	90.20%	90.80%	91.40%	92.00%
60	83.25%	84.00%	84.75%	85.50%	86.25%	87.00%	87.75%	88.50%	89.25%	90.00%
59	79.90%	80.80%	81.70%	82.60%	83.50%	84.40%	85.30%	86.20%	87.10%	88.00%
58	76.55%	77.60%	78.65%	79.70%	80.75%	81.80%	82.85%	83.90%	84.95%	86.00%
57	73.20%	74.40%	75.60%	76.80%	78.00%	79.20%	80.40%	81.60%	82.80%	84.00%
56	69.85%	71.20%	72.55%	73.90%	75.25%	76.60%	77.95%	79.30%	80.65%	82.00%
55	66.50%	68.00%	69.50%	71.00%	72.50%	74.00%	75.50%	77.00%	78.50%	80.00%
	Early Retirement Factor

Each of Messrs. Sirkin, Zaccaro and Murry is eligible for subsidized early retirement benefits.

Benefits under the Pension Plan become payable on the first of the month following retirement, normally at age 65, absent any election by a participant to commence the payment of benefits at a different time. Benefits are payable in one of the following ways:

• Life Only Annuity:  If a participant is not married or married less than 12 months when payments begin and does not elect an optional payment method, he or she will receive the full amount of his or her benefit in equal monthly installments for the rest of his or her life. Payments begin on the first of the month following the retirement date. After death, no additional payments are made.

• 50% Joint & Survivor Annuity:  If a participant is married for at least 12 months when payments begin, he or she will receive his or her benefit as a 50% Joint & Survivor Annuity absent election (and spousal consent) for an optional payment form. Under this option, a participant will receive a reduced monthly benefit during his or her lifetime. After the participant’s death, his or her spouse receives a benefit equal to 50% of the monthly benefit the participant was receiving. If the spouse dies before the participant, but after the participant begins receiving payments, the participant will continue to receive the same benefit amount during his or her lifetime and no additional payments are made after death.

• 100% (or 66 2/3%) Joint & Survivor Annuity:  A participant will receive a reduced lifetime benefit under this option. The participant names a beneficiary and chooses the percentage of his or her benefit to continue to that individual after the participant’s death. After death, the beneficiary receives the percentage of benefit elected (100% or 66 2/3%) for the remainder of his or her life. The participant’s age at the date benefits commence, the beneficiary’s age and the percentage elected to continue after death affect the amount of the benefit received during the participant’s lifetime.

• Life & Period Certain Annuity:  A participant will receive a reduced lifetime benefit in equal monthly installments with payments guaranteed for at least the period of time elected (between 1 and 15 years) under this option. Payments continue for the rest of the participant’s life even if he or she lives longer than the period of time elected. However, if the participant receives less than the minimum number of payments before death, the same monthly benefit continues to the beneficiary until the combined total number of installment payments are made.

• Full Refund Annuity:  A participant will receive a reduced benefit for his or her lifetime, payable in equal monthly installments under this option. If the participant dies before receiving the full single lump sum value of his or her benefit, determined at the date he or she retires, the balance will be paid to his or her beneficiary in a single lump sum payment. In addition, payments will continue to be paid for the rest of the participant’s life, even if the guaranteed lump sum value is exceeded.

• Social Security Equalization:  This option allows a participant to receive an increased monthly payment from the Plan initially if a participant retires early and begins receiving payments from the Plan before he or she is eligible for Social Security benefits. After Social Security benefits begin, the monthly payment from the Plan is reduced. This option does not provide any survivor benefits and, therefore, no benefit is payable after death.

Supplemental Pension Plan

Our Supplemental Pension Plan is a non-qualified defined benefit plan. Certain management and highly paid employees who are participants in our qualified Pension Plan, including the continuing Named Executive Officers, are eligible for benefits under our Supplemental Pension Plan.

Our Supplemental Pension Plan was created in order to provide deferred compensation to those management or highly compensated employees in an effort to promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out our long range plans and securing our continued growth and financial success.

Our Supplemental Pension Plan is designed to work in conjunction with our qualified Pension Plan. The pension benefit outlined in our qualified Pension Plan is calculated as if there were no compensation limits under the Internal Revenue Code. The maximum benefit allowable is paid out under our qualified Pension Plan and the balance is paid out under our Supplemental Pension Plan.

A participant in our Supplemental Pension Plan will not have any vested interest in such portion of his or her benefit under the Supplemental Pension Plan that accrues after January 1, 2007, unless the sum of his or her attained age and credited vesting years equals or exceeds 65, and while employed by us, they have reached age 50 and have completed at least 10 credited vesting years.

As part of the enrollment process, a participant may elect for benefits to be paid following termination in one of the following three ways:

•                  In a lump sum within 60 days of termination of employment

•                  In a lump sum deferred until January 1 of the year following termination of employment

•                  In five equal annual installments commencing January of the year following termination of employment.

Benefits under the Supplemental Pension Plan are unsecured and are generally payable from our general assets. Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the participant pursuant to Section 409A of the Internal Revenue Code. Payments delayed due to the regulations promulgated under Section 409A will accrue interest during the deferral period at the 10-year Treasury bill rate in effect on the first business day of the plan year in which the delayed payment period commences.

Capital Accumulation Program

Our capital accumulation program is described under the Termination of Employment and Change In Control Arrangements heading below the Grants of Plan-Based Awards table in this proxy statement.

NONQUALIFIED DEFERRED COMPENSATION(1)

	Executive	Registrant
	Contributions	Contributions	Aggregate	Aggregate	Aggregate
	In Last	In Last	Earnings in	Withdrawals/	Balance at
	Fiscal Year	Fiscal Year	Last Fiscal Year	Distributions	Last Fiscal Year
Name	($ )	($ )	($ )	($ )	($ )
Emanuel Chirico	213,246	106,623	107,736	—	1,567,626
Michael A. Shaffer	38,732	19,366	27,746	—	238,448
Francis K. Duane	203,081	44,116	63,528	—	1,241,662
Paul Thomas Murry	284,250	49,500	50,963	—	1,031,274
Allen E. Sirkin	271,996	48,632	277,174	—	3,205,112
Michael Zaccaro	213,915	37,516	48,668	—	1,128,458
Mark Weber	—	—	17,015	2,268,536	—

1                              Our sole non-qualified deferred compensation plan is our Supplemental Savings Plan. Our Supplemental Savings Plan is described below.

Supplemental Savings Plan

Our Supplemental Savings Plan is a non-qualified defined contribution plan that was designed to work in conjunction with the Associates Investment Plan for Salaried Associates to provide key management employees and certain “highly compensated employees” (under the Internal Revenue Code) sufficient pre-tax retirement savings opportunities. The plan is available to associates with a minimum base salary of $150,000 who are eligible for and participate in the AIP for Salaried Associates, including our continuing Named Executive Officers.

Contributions by a participating associate are directed first to their Associates Investment Plan account up to the maximum 7% of eligible pay available under the law and according to the provisions of the AIP for Salaried Associates. Contributions not allowed under the AIP are made instead to the Supplemental Savings Plan. Eligible pay under the SSP includes all categories of pay eligible under the AIP, as well as payouts under our Performance Incentive Bonus Plan. A participant may elect to defer up to 25% of bonus compensation into their SSP account. The 25% maximum rate went into effect on January 1, 2007 and, therefore, will not apply to bonuses until those paid in 2008.

We contribute an amount equal to 100% of the first 2% of total compensation contributed by each participant to the Associates Investment Plan and, if applicable, the Supplemental Savings Plan, and an amount equal to 25% of the next 4% of total compensation contributed by such participant.

The Supplemental Savings Plan is an unfunded plan. Participant contributions and our matching contributions are not invested in actual securities or maintained in an independent trust for the exclusive benefit of plan participants. Instead, for technical and tax reasons, contributions to the SSP are retained as part of our general assets, a common corporate practice. Therefore, benefits are dependent on our ability to pay them when they become due.

Participant contributions, as well as our matching contributions, are measured against the 10-year Treasury bill. These contributions accrue interest based on the rate of return for 10-year Treasury bills, as established on January 1 of each calendar year. Several of the Named Executive Officers have current “grandfathered” balances measured against our Common Stock. Although such balances are not invested in actual Common Stock, the balances are adjusted daily to the fair market value of a share of our Common Stock.

A participant’s before-tax contributions in our Supplemental Savings Plan are immediately fully vested. Our matching contributions vest ratably over the first five years of employment or, if earlier, when the participant reaches age 65, dies, or becomes totally and permanently disabled.

POTENTIAL PAYMENTS UPON TERMINATION AND CHANGE IN CONTROL PROVISIONS

We maintain certain agreements, plans and programs that require us to provide compensation to our continuing Named Executive Officers in the event of a termination of employment or a change in control. A description of these agreements, plans and programs is contained under the headings Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in this proxy statement.

The following tables disclose the potential payments upon termination of employment or change in control with respect to each of our continuing Named Executive Officers. The assumptions used in calculating these amounts are set forth below the last table.

Emanuel Chirico

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007
Severance Value(1)	0	0	0	0	5,294,936	0	12,217,404
Performance Incentive Bonus Plan(2)	0	0	2,000,000	2,000,000	2,000,000	0	2,000,000
Long-Term Incentive Plan(3)	0	0	2,333,333	3,233,333	3,233,333	0	2,333,333
Value of “in the money” exercisable stock options(4)	4,401,400	0	4,401,400	4,401,400	4,401,400	0	4,401,400
Value of “in the money” unexercisable stock options(5)	0	0	9,975,900	0	0	0	9,975,900
Capital accumulation program(6)	474,857	474,857	1,497,158	0	474,857	0	2,000,000
Welfare benefits value(7)	0	0	0	0	50,294	0	75,441
Tax gross-up(8)	0	0	0	0	0	0	9,813,580
Total	$4,876,257	$474,857	$20,207,791	$9,634,733	$15,454,820	$0	$42,817,058

Michael A. Shaffer

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007
Severance Value(1)	0	0	0	0	939,023	0	1,878,045
Performance Incentive Bonus Plan(2)	0	0	637,500	637,500	637,500	0	637,500
Long-Term Incentive Plan(3)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Value of “in the money” exercisable stock options(4)	332,075	0	332,075	332,075	332,075	0	332,075
Value of “in the money” unexercisable stock options(5)	0	0	1,333,325	0	0	0	1,333,325
Capital accumulation program(6)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Welfare benefits value(7)	0	0	0	0	25,147	0	50,294
Tax gross-up(8)	0	0	0	0	0	0	1,498,909
Total	$332,075	$0	$2,302,900	$969,575	$1,933,745	$0	$5,730,148

Francis K. Duane

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007
Severance Value(1)	0	0	0	0	2,961,033	0	3,948,044
Performance Incentive Bonus Plan(2)	0	0	1,520,000	1,520,000	1,520,000	0	1,520,000
Long-Term Incentive Plan(3)	0	0	133,333	266,667	266,667	0	133,333
Value of “in the money” exercisable stock options(4)	873,807	0	873,807	873,807	873,807	0	873,807
Value of “in the money” unexercisable stock options(5)	0	0	3,192,538	0	0	0	3,192,538
Capital accumulation program(6)	0	0	1,497,158	0	0	0	2,000,000
Welfare benefits value(7)	0	0	0	0	37,721	0	50,294
Tax gross-up(8)	0	0	0	0	0	0	4,047,848
Total	$873,807	$0	$7,216,836	$2,660,474	$5,659,228	$0	$15,765,864

Paul Thomas Murry

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007
Severance Value(1)	0	0	0	0	2,996,250	0	3,995,000
Performance Incentive Bonus Plan(2)	0	1,275,000	1,275,000	1,275,000	1,275,000	0	1,275,000
Long-Term Incentive Plan(3)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Value of “in the money” exercisable stock options(4)	108,900	108,900	108,900	108,900	108,900	0	108,900
Value of “in the money” unexercisable stock options(5)	1,676,156	1,676,156	1,676,156	1,676,156	1,676,156	0	1,676,156
Capital accumulation program(6)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Welfare benefits value(7)	0	0	0	0	33,689	0	44,918
Tax gross-up(8)	0	0	0	0	0	0	2,340,540
Total	$1,785,056	$3,060,056	$3,060,056	$3,060,056	$6,089,995	$0	$9,440,514

Allen E. Sirkin

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007
Severance Value(1)	0	0	0	0	4,522,756	0	4,522,756
Performance Incentive Bonus Plan(2)	0	1,890,000	1,890,000	1,890,000	1,890,000	0	1,890,000
Long-Term Incentive Plan(3)	0	412,500	187,500	412,500	412,500	0	187,500
Value of “in the money” exercisable stock options(4)	3,122,288	3,122,288	3,122,288	3,122,288	3,122,288	0	3,122,288
Value of “in the money” unexercisable stock options(5)	3,032,438	3,032,438	3,032,438	3,032,438	3,032,438	0	3,032,438
Capital accumulation program(6)	2,398,523	2,398,523	2,398,523	2,398,523	2,398,523	0	3,204,103
Welfare benefits value(7)	0	0	0	0	44,918	0	44,918
Tax gross-up(8)	0	0	0	0	0	0	4,335,957
Total	$8,553,249	$10,855,749	$10,630,749	$10,855,749	$15,423,423	$0	$20,339,960

Michael Zaccaro

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007	February 4, 2007
Severance Value(1)	0	0	0	0	2,379,472	0	3,172,629
Performance Incentive Bonus Plan(2)	0	1,050,000	1,050,000	1,050,000	1,050,000	0	1,050,000
Long-Term Incentive Plan(3)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Value of “in the money” exercisable stock options(4)	1,964,017	1,964,017	1,964,017	1,964,017	1,964,017	0	1,964,017
Value of “in the money” unexercisable stock options(5)	1,948,800	1,948,800	1,948,800	1,948,800	1,948,800	0	1,948,800
Capital accumulation program(6)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Welfare benefits value(7)	0	0	0	0	33,689	0	44,918
Tax gross-up(8)	0	0	0	0	0	0	2,054,658
Total	$3,912,817	$4,962,817	$4,962,817	$4,962,817	$7,375,978	$0	$10,235,022

1            Severance is calculated in accordance with the applicable Named Executive Officer’s employment agreement, and is, in each case, equal to a multiple of the Named Executive Officer’s average annual total cash compensation (base salary plus bonus) during the two fiscal years preceding the date of termination. Payouts under our Long-Term Incentive Plan were also included in Mr. Chirico’s average total cash compensation for the purpose of calculating his severance payment upon a termination of employment without cause or for good reason after a change in control, in accordance with the terms of his employment agreement. For termination without cause or for good reason other than within two years of a change of control, the multiple is two for Messrs. Chirico and Sirkin, one and one half for Messrs. Duane, Murry, and Zaccaro, and one for Mr. Shaffer. Mr. Shaffer’s employment agreement was recently amended to make his severance payment one and a half times his average annual total cash compensation. For termination without cause or good reason within two years after a change in control, the multiple is three for Mr. Chirico, and two for Messrs. Shaffer, Duane, Murry, Sirkin and Zaccaro.

2            A participant must be employed by us on the payment date (within 90 days of the applicable fiscal year end) in order to remain eligible to receive a bonus under our Performance Incentive Bonus Plan, unless the participant dies, becomes disabled, is terminated without cause or retires prior to payment. As such, no payment is assumed for any of the continuing Named Executive Officers in the event of voluntary termination or termination for cause. Messrs. Chirico, Shaffer and Duane were not eligible for retirement under the Plan as of February 4, 2007 and, therefore, no payment is assumed for them. The maximum payment is assumed for all of the continuing Named Executive Officers for death, disability and termination without cause, including after a change in control, as that is the bonus level for which they actually qualified for the year ended February 4, 2007. The maximum payment is also assumed for Messrs. Murry, Sirkin and Zaccaro in the case of retirement for the same reason. Each of them is eligible for retirement under the Plan.

3            As of February 4, 2007, awards had been made under our 2000 Long-Term Incentive Plan for the three year performance cycle ending February 4, 2007 and under our 2005 Long-Term Incentive Plan for the following performance cycles:  2005-2007, 2006-2007 and 2006-2008. A participant must be employed by us on the payment date (within 90 days of the end of the applicable performance cycle, which coincides with a fiscal year end), in order to remain eligible to receive a bonus under each of the LTIPs, unless the participant dies, becomes disabled, is terminated without cause or retires prior to payment. As such, no payment is assumed for any performance cycle in the event of a voluntary termination or termination for cause.

2004-2006 Performance Cycle

Mr. Chirico is the only continuing Named Executive Officer who received an award for the 2004-2006 performance cycle, which ended on February 4, 2007. Mr. Chirico was not eligible for retirement under the 2000 LTIP as of February 4, 2007 and, therefore, no payment is assumed. The maximum payment is assumed for Mr. Chirico for this performance cycle, as that is the payout for which he actually qualified at the end of the performance cycle.

2005-2007, 2006-2007 and 2006-2008 Performance Cycles

Mr. Chirico is the only continuing Named Executive Officer included in the 2005 – 2007 performance cycle. Messrs. Duane and Sirkin are the only continuing Named Executive Officers included in the 2006 – 2007 performance cycle. Messrs. Chirico, Duane and Sirkin are the only continuing Named Executive Officers included in the 2006 – 2008 performance cycle. None of these performance cycles had concluded as of February 4, 2007. No award is payable under the 2005 LTIP in the case of termination of employment for any reason prior to 12 months following the commencement of a performance cycle. However, at least 12 months of each of such performance cycles had elapsed as of February 4, 2007.

A participant is entitled to receive, after a performance cycle is completed, a pro rata portion of the payout he or she would have been entitled to receive if he or she had been employed on the payment date if the participant retires, becomes disabled or is terminated without cause (other than following a change in control) more than 12 months after the commencement of a performance cycle. A participant or his or her estate is entitled to receive a pro rata portion of the payout at target level if the participant dies or there is a change in control more than 12 months after the commencement of a performance cycle but prior to its completion. Such payment is to be made within 30 days of death or the change in control, as applicable. The Compensation Committee also has the discretion to make a payout under the 2005 LTIP in the event a participant terminates his or her employment for good reason more than 12 months after the commencement, but prior to the completion, of any performance cycle. The applicable column reflects the pro rated amounts for a termination without cause. Payouts are pro rated two-thirds for the 2005 – 2007 performance cycle, one half for the 2006 – 2007 performance cycle and one-third for the 2006 – 2008 performance cycle, representing the portion of each performance cycle actually worked by the participants as of February 4, 2007. The amounts, other than for death or termination of employment without cause after a change in control, are based on the full value of our accruals with respect to the currently anticipated payouts. Messrs. Chirico and Duane are not eligible for retirement under the 2005 LTIP as of February 4, 2007 and, therefore, no payment is assumed.

4            Represents the value of exercisable “in the money” stock options outstanding as of February 4, 2007 under each of the listed reasons for termination of employment, other than a termination for cause, as exercisable options terminate immediately upon a termination of employment for cause. The period during which exercisable options may be exercised after termination of employment varies based upon the reason for the termination. The value is equal to the difference between the closing price of our Common Stock on February 4, 2007 and the per share exercise price of each exercisable stock option, multiplied by the number of shares of our Common Stock receivable upon exercise.

5           Represents the value of unexercisable “in the money” stock options outstanding as of February 4, 2007, the vesting of which would accelerate upon the occurrence of each of the listed reasons for termination of employment, other than a termination for cause, as options terminate immediately upon a termination of employment for cause. The value is equal to the difference between the closing price of our Common Stock on February 4, 2007 and the per share exercise price of each stock option that would become exercisable, multiplied by the number of shares of our Common Stock receivable upon exercise. Messrs. Murry and Zaccaro are retirement eligible with respect to all of their unexercisable outstanding stock options as of February 4, 2007. Mr. Sirkin is retirement eligible with respect to all of his unexercisable outstanding stock options as of February 4, 2007, excluding the options granted to him in connection with his promotion in 2006. Such options will not vest and will be cancelled if and to the extent Mr. Sirkin’s employment is terminated, whether voluntarily, by reason of death or otherwise prior to the date on which they are scheduled to vest.

6            Messrs. Chirico, Duane and Sirkin are the only continuing Named Executive Officers who are parties to agreements with us under our capital accumulation program. See the discussion of the program under the heading Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table in this proxy statement. All benefits, other than the payment to be made in connection with a change in control, are paid monthly over a 10-year period. The payouts shown include, where applicable, the interest that participants receive on the vested portion of their benefit after the date on which they are scheduled to fully vest until payment. For Mr. Chirico, interest is assumed to accrue at the 10-year Treasury bill rate at February 4, 2007, as he is not currently eligible to receive interest on his benefit. For Mr. Sirkin, interest is assumed to accrue at the rate of 4.95% per annum, which is the average 10-year Treasury bill rate currently applicable under his agreement. The total value shown of the 120 payments is discounted to a present value using a rate of 6.06%.

Amounts shown in the Voluntary Termination column represent, where applicable, a pro rated portion of the total benefit for the participant, based on vesting. Mr. Chirico was 50% vested, Mr. Sirkin fully vested and Mr. Duane had not vested in any portion of his benefit as of February 4, 2007.

Retirement – The capital accumulation program agreements do not specifically provide for payment upon retirement. The amounts shown in the retirement column represent the amounts payable, if any, upon voluntary termination of employment.

Disability – Participants who become disabled are deemed to be in our full-time employ so long as they are alive and continue to vest in their benefit; payment is not assumed. However, since Mr. Sirkin is fully vested in his benefit, he would have been eligible for the payout of his full benefit.

Amounts shown in the Termination Without Cause or for Good Reason column represent, where applicable, a pro rated portion of the total benefit for the participant, based on vesting. Mr. Chirico was 50% vested, Mr. Sirkin fully vested and Mr. Duane had not vested in any portion of his benefit as of February 4, 2007.

Termination for Cause – We do not have any obligation to make payments to Messrs. Chirico, Duane or Sirkin in the event employment terminates for cause.

Amounts shown in the Termination Without Cause or for Good Reason Upon Change in Control column represent a lump sum payment for the full benefit for each of Messrs. Chirico, Duane and Sirkin.

7            The amounts shown represent the cost of welfare benefits, including medical, life and disability coverage, that the continuing Named Executive Officers would have received under their employment agreements if their employment had been terminated without cause or for good reason on February 4, 2007. Such benefits are not receivable if their employment is terminated for any other reason. Those benefits would continue for two years for Messrs. Chirico and Sirkin, one and one half years for Messrs. Duane, Murry, and Zaccaro, and one year for Mr. Shaffer, other than if the termination occurred within two years of a change in control. Those benefits would continue for three years for Mr. Chirico and two years for Messrs. Shaffer, Duane, Murry, Sirkin and Zaccaro, if the termination occurred within two years of a change in control. Mr. Shaffer’s employment agreement was recently amended to provide for the continuation of the benefit for one and half years after the termination of employment if the termination is not within two years after a change in control.

8            The continuing Named Executive Officers are entitled to an additional payment to restore them to the after-tax position that they would have been in if the payments received by them in connection with a termination of employment without cause or for good reason within two years of a change in control are subject to excise taxes on excess parachute payments.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($ )	Option Awards(1)(2)(3) ($ )	All Other Compensation ($ )		Total ($ )

Edward H. Cohen	86,500	142,600	0		229,100
Joseph B. Fuller	55,500	74,049	0		129,549
Joel H. Goldberg	42,500	204,962	0		247,462
Marc Grosman	48,000	74,049	0		122,049
Margaret L. Jenkins	11,500	15,176	0		26,676
Bruce J. Klatsky	168,000	22,578	3,738	(4)	194,316
Harry N.S. Lee(5)	20,500	—	0		20,500
Bruce Maggin	94,000	142,600	0		236,600
Christian Näther(6)	—	—	—		—
Rita M. Rodriguez	86,500	176,840	0		263,340
Craig Rydin	13,500	15,176	0		28,676

1                               Represents the compensation costs recognized in 2006 and included in our financial statements with respect to all stock option awards held by each of our directors without regard to forfeiture assumptions. Please see Note 11, “Stock-Based Compensation,” in the Notes to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended February 4, 2007 for our assumptions used to determine the compensation costs associated with stock option awards that we expensed in 2006.

2                               The grant date fair value of options granted in 2006 to our directors was as follows:

Edward H. Cohen	$142,600
Joseph B. Fuller	$142,600
Joel H. Goldberg	$142,600
Marc Grosman	$142,600
Margaret L. Jenkins	$168,100
Bruce J. Klatsky	$142,600
Harry N.S. Lee(5)	$142,600
Bruce Maggin	$142,600
Henry Nasella	$142,600
Rita M. Rodriguez	$142,600
Craig Rydin	$168,100

3                               The number of options outstanding for each of our directors as of February 4, 2007 was as follows:

Edward H. Cohen	48,000
Joseph B. Fuller	72,000
Joel H. Goldberg	34,500
Marc Grosman	72,000
Margaret L. Jenkins	10,000
Bruce J. Klatsky	122,500
Harry N.S. Lee(5)	—
Bruce Maggin	68,000
Henry Nasella	20,000
Rita M. Rodriguez	20,000
Craig Rydin	10,000

4                              Consists of expenses for Mr. Klatsky’s spouse relating to her accompanying him to our annual off-site budget, planning and strategy meetings, including travel, hotel and recreational activities and additional discounts received by Mr. Klatsky at our Calvin Klein Collection store above the discount provided to all directors.

5                               Retired as a director effective June 13, 2006.

6                              Mr. Näther was elected as a director by the holders of our Series B Convertible Preferred Stock, who had the right to elect separately as a class up to three of our directors. Mr. Näther, who was the only such director during 2006, resigned in May 2006, and our Series B Convertible Preferred Stock was subsequently cancelled after the conversion of the then outstanding shares. The directors elected by the holders of our Series B Convertible Preferred Stock did not receive fees, option awards or any other compensation from us for their services as directors.

Each of our directors who is not employed by us receives a fee of $30,000 for his or her services as a director, $2,000 for each Board of Directors’ meeting attended in person (plus expenses), and $1,000 for each telephonic meeting and meeting attended telephonically. In addition, each director who is a member of the Audit Committee receives an additional fee of $5,000 for each committee meeting attended in person (plus expenses) and $2,500 for each telephonic meeting and meeting attended telephonically. Each director who is a member of the Compensation Committee or the Nominating & Governance Committee receives an additional fee of $2,000 for each committee meeting attended in person (plus expenses) and $1,000 for each telephonic meeting and meeting attended telephonically. The Chairman of the Audit Committee also receives an additional retainer of $10,000. The Chairmen of the Compensation Committee and the Nominating & Governance Committee also receive an additional retainer of $5,000. The Chairman of the Board receives an additional retainer of $250,000 per year. Each outside director also receives on an annual basis non-qualified options to purchase 10,000 shares of our Common Stock at the fair market value on the date of grant for his or her services as a director. Outside directors generally do not receive any benefits or perquisites, other than discounts to our retail stores available to all employees. However, Mr. Klatsky receives benefits, and the discount indicated in footnote (4) to the preceding table as a retired employee of the Company.

TRANSACTIONS WITH RELATED PERSONS

Public issuers, such as us, must disclose certain transactions with “related persons” under SEC rules. These are transactions, subject to certain exceptions, in which we are a participant where the amount involved exceeds $120,000, and

•            a current director or executive officer;

•            a person who during our most recently completed fiscal year served as a director or executive officer;

•            a nominee for director;

•            or holder of more than 5% of our Common Stock; or

•            an immediate family member of any of the foregoing persons has a direct or indirect material interest. During our fiscal year ended February 4, 2007, we were participants in the following transactions that are required to be disclosed:

•            Dr. Goldberg, Career Consultants, Inc. and S.K. Associates, Inc. were paid an aggregate of approximately $797,487 for management consulting and recruiting services they provided to the Company in 2006. Dr. Goldberg owns the two companies. Dr. Goldberg is retiring from the Board as of the date of the meeting.

•            We purchased approximately $7,146,472 of products and services from TAL Apparel Limited and certain related companies during 2006. Dr. Harry N.S. Lee is a director of TAL Apparel Limited. Dr. Lee retired as a director of the Company as of the date of our 2006 Annual Meeting of Stockholders.

Our Board has recently amended the Audit Committee’s charter to require that the Committee review and approve all transactions between us and any director or executive officer that will, or is reasonably likely to require disclosure under the SEC’s rules referred to above. In determining whether to approve any such transaction, the Committee will consider the following factors, among others, to the extent relevant to the transaction:

•            whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person;

•            whether there are business reasons for the Company to enter into the transaction;

•            whether the transaction would impair the independence of an outside director; and

•            whether the transaction would present an improper conflict of interest for a director or executive officer, taking into consideration such factors as the Committee deems relevant, such as the size of the transaction, the overall financial position of the individual, the direct or indirect nature of the individual’s interest in the transaction and the ongoing nature of any proposed relationship.

Additionally, under our Code of Business Conduct & Ethics and Conflict of Interest policy, our directors and our associates, including our executive officers, have a duty to report all potential conflicts of interests, including transactions with related persons. We have established procedures for reviewing and approving disclosures under the policy, and all disclosures are also discussed annually with the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Henry Nasella and Marc Grosman were members of the Compensation Committee for the entirety of 2006. Christian Näther, a former director of the Company, served on the Committee from January 30, 2006 through May 10, 2006, the day on which he resigned as a director. Craig Rydin joined the Committee upon his election to the Board on September 21, 2006. No other person served as a member of the Committee during our fiscal year ended February 4, 2007. There were no interlocks or relationships involving any of the individuals who served on the Committee during 2006 that are required to be disclosed under the SEC’s rules or the SEC’s proxy regulations.

AUDIT COMMITTEE REPORT

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors audit the Company’s financial statements and express an opinion on the financial statements based on their audit. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors.

As part of its oversight of the Company’s financial statements and reporting process, the Audit Committee has met and held discussions with Company management, the Company’s internal auditing staff and Ernst & Young LLP, the Company’s independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended February 4, 2007, as filed with the SEC. The Committee also has recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

The members of the Audit Committee reviewed on a quarterly basis the Company’s earnings releases and, as applicable, its Quarterly Reports on Form 10-Q, Annual Report on Form 10-K, and earnings guidance issued outside of quarterly earnings releases. In addition, the Committee met quarterly with Company management and the Company’s independent auditors to discuss the earnings releases, as well as when needed in conjunction with earnings guidance issued other than in quarterly earnings releases.

Audit Committee

Bruce Maggin, Chairperson

Edward H. Cohen

Rita M. Rodriguez

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of February 4, 2007 with respect to shares of Common Stock that may be issued under our existing equity compensation plan – the 2006 Stock Incentive Plan – as well as under our 1997 Stock Option Plan, 2000 Stock Option Plan and 2003 Stock Option Plan. The 1997, 2000 and 2003 Option Plans have been terminated, so no further option grants may be made thereunder, but valid options to purchase Common Stock granted thereunder are still outstanding and governed by the provisions of those plans. All of the foregoing plans were approved by the Company’s stockholders and we have no equity compensation plans that were not approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by security holders	4,110,780	$25.37	3,808,237
Equity compensation plans not approved by security holders	—	—	—
	4,110,780	$25.37	3,808,237

RATIFICATION OF THE APPOINTMENT OF AUDITORS

The Audit Committee has selected Ernst & Young LLP, independent auditors, as our auditors for the fiscal year ending February 3, 2008. Although stockholder ratification of the Audit Committee’s selection is not required, our Board of Directors considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to request the Audit Committee to reconsider the selection of auditors for the fiscal year ending February 1, 2009, since it would be impracticable to replace the Company’s auditors so late into our current fiscal year.

It is expected that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of the auditors. Proxies received in response to this solicitation will be voted FOR the ratification of the appointment of the auditors unless otherwise specified in a proxy.

Fees Paid to Auditors

The following table sets forth the aggregate fees billed by Ernst & Young LLP, the member firms of Ernst & Young LLP, and their respective affiliates for professional services rendered to us for the audit of our annual financial statements for the fiscal years ended February 4, 2007 and January 29, 2006, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, and for other services rendered on behalf of the Company during those fiscal years. All of such fees were pre-approved by the Audit Committee.

	2006	2005
Audit Fees(1)	$1,528,000	$1,496,000
Audit-Related Fees(2)	$435,000	$196,000
Tax Fees(3)	$76,000	$35,000
All Other Fees	—	—

(1)          Consists of fees for professional services performed for the audit of our annual financial statements, the audit of internal control over financial reporting in conjunction with the audit of our annual consolidated financial statements and reviews of financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also include services that are normally provided in connection with statutory filing requirements.

(2)          Includes fees that are related to audit or review of our consolidated financial statements, including consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(3)          Includes fees for services to assist us in the preparation of our tax returns and for the provision of tax advice.

The Audit Committee’s charter requires the Committee to pre-approve at its meetings all audit and non-audit services provided by our outside auditors. The charter permits the Committee to delegate to any one or more of its members the authority to grant such pre-approvals. Any such delegation of authority may be subject to any rules or limitations that the members deem appropriate. The decision to pre-approve any services made by any member to whom authority has been so delegated must be presented to the full Committee at its next meeting.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal of an eligible stockholder intended to be presented at the 2008 Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting on or before January 8, 2008. The proxy or proxies designated by the Board of Directors will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2008 Annual Meeting of Stockholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company on or before March 23, 2008 and certain other conditions of the applicable rules of the SEC are satisfied. Stockholder proposals should be directed to the Secretary of the Company at the address set forth on the following page.

MISCELLANEOUS

Our Board of Directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than that set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material that may be sent to stockholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and/or personal interview. We may reimburse persons holding shares in their names or in the names of nominees for their expense in sending proxies and proxy material to their principals. In addition, Georgeson Shareholder, which is retained by us on an annual basis, will aid in the solicitation of proxies for the meeting for a fee of $7,000 plus expenses.

Copies of our Annual Report on Form 10-K for our fiscal year ended February 4, 2007, excluding the exhibits thereto but including certain additional information, are being mailed to our stockholders together with this proxy statement. The Annual Report on Form 10-K, together with such additional information, comprise our annual report to stockholders. If you want to save us the cost of mailing more than one annual report to the same address, please send your written request to the Secretary of the Company at the address indicated below to discontinue mailing a duplicate copy to the account or accounts selected by you.

Stockholders and other interested parties may send communications to our Board of Directors (or specified group of individual directors, such as the non-management directors and the director who presides over the sessions of non-management directors). Any such communication should be addressed to the Board (or individual director) in care of the Secretary of Phillips-Van Heusen Corporation, 200 Madison Avenue, New York, New York, 10016-3903.

By order of the Board of Directors,

MARK D. FISCHER
Secretary

New York, New York
May 9, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PHILLIPS-VAN HEUSEN CORPORATION

200 Madison Avenue
New York, New York 10016-3903

BRUCE J. KLATSKY and EMANUEL CHIRICO, or either of them, with the power of substitution, are hereby authorized to represent the undersigned and to vote all shares of the Common Stock of PHILLIPS-VAN HEUSEN CORPORATION held by the undersigned at the Annual Meeting of Stockholders to be held in New York, New York, on June 19, 2007, and any adjournments thereof, on the matters printed on the reverse side.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If this Proxy is executed but no directions are given, this Proxy will be voted:

•                  FOR the election of all of the nominees for director; and

•                  FOR the appointment of auditors.

(Continued, and to be dated and signed on the other side.)

PHILLIPS-VAN HEUSEN CORPORATION
P.O. BOX 11287
NEW YORK, NEW YORK 10203-0287

The Board recommends a vote FOR proposals 1 and 2:

1.	Election of the nominees for director listed below:	FOR ☐ all nominees listed below	WITHHOLD AUTHORITY ☐ to vote for all nominees listed below	EXCEPTIONS* ☐

NOMINEES:	MARY BAGLIVO, EMANUEL CHIRICO, EDWARD H. COHEN, JOSEPH B. FULLER, MARGARET L. JENKINS, BRUCE MAGGIN, V. JAMES MARINO, HENRY NASELLA, RITA M. RODRIGUEZ and CRAIG RYDIN

(Instruction:  To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

* Exceptions

2.	Appointment of auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address change and/or comments ☐

Note: The signature should agree with the name on your stock certificate. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Dated:	, 2007

Signature

Signature, if held jointly

To vote, fill in (x) with black or blue ink only. ☒